UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nucor Corporation

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1915 Rexford Road       Charlotte, North Carolina 28211      Phone 704/366-7000      Fax 704/362-4208

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

ANNUAL MEETING

The 2011 annual meeting of stockholders of Nucor Corporation will be held in The Morrison Ballroom of the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, at 10:00 a.m. on Thursday, May 12, 2011, for the following purposes:

•	To elect three nominees as directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2011;

•	To hold an advisory vote on executive compensation;

•	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

•	To consider and vote on two stockholder proposals; and

•	To conduct such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 14, 2011 are entitled to notice of and to vote at the meeting.

It is important that you vote. To ensure that you will be represented at the meeting, please vote by one of the following three methods: (1) via mail by signing and promptly returning the enclosed proxy card in the enclosed envelope; (2) via telephone using the toll-free number and instructions shown on the enclosed proxy card; or (3) via the Internet by using the website information and instructions listed on the enclosed proxy card. Your prompt attention is requested.

By order of the Board of Directors,

A. Rae Eagle

General Manager and

Corporate Secretary

March 23, 2011

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders

to be Held on May 12, 2011

The proxy statement and annual report to stockholders are available at https://materials.proxyvote.com/670346.

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors of Nucor Corporation (“Nucor” or the “Company”) for use at the 2011 annual meeting of stockholders to be held on Thursday, May 12, 2011, and any adjournment or postponement. The proxy may be revoked by the stockholder by letter to the Nucor Corporate Secretary received before the meeting, or by attending and voting at the meeting.

Proxy Materials and Annual Report

The 2010 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement and form of proxy on or about March 24, 2011. The 2010 annual report and other information about the Company is available on our website at www.nucor.com/investor. The information on our website is not a part of this proxy statement.

Shares Entitled to Vote

The record date for the annual meeting is March 14, 2011. Only holders of record of Nucor’s common stock at the close of business on that date will be entitled to vote. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the annual meeting is necessary to constitute a quorum. As of the record date for the annual meeting, 316,042,004 shares of Nucor common stock were outstanding.

Voting Rights and Procedures

Each share of common stock outstanding on the record date is entitled to one vote except with respect to the election of directors. With respect to the election of directors, each share of common stock is entitled to cumulative voting rights, which means that when voting for nominees for director, each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for nominees for director, all of the votes a share of common stock is entitled to may be voted in favor of one nominee or the votes may be distributed among the nominees. The holders of the enclosed proxy will have the discretionary authority to cumulate votes in the election of directors.

Stockholders who wish to cumulate their votes must submit a proxy card or cast a ballot and make an explicit statement of their intent to do so, either by so indicating on the proxy card or by indicating in writing on their ballot when voting at the annual meeting. If a person who is the beneficial owner of shares held in street name wishes to cumulate votes, the stockholder will need to contact the broker, bank, trustee or other nominee who is the record owner of the shares.

Votes Required to Approve Each Item

Election of Directors.    The three director nominees receiving the highest number of all votes cast for directors will be elected. A properly submitted proxy marked “Vote Withheld” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, any shares not voted with respect to a director nominee will have no effect.

Nucor’s Board of Directors has adopted a Corporate Governance Principle intended to give further effect to withheld votes in uncontested elections for directors under certain circumstances. This Corporate Governance Principle is set forth in this proxy statement under the heading “Election of Directors.”

Advisory Votes on Executive Compensation.    The results of the advisory vote on executive compensation and advisory vote on the frequency of future advisory votes on executive compensation will not be binding on the Company or the Board of Directors. The Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation and decisions regarding the frequency of future advisory votes on executive compensation.

Other Items.    For any other matters, the affirmative vote of a majority of the votes represented in person or by proxy and entitled to vote on the item will be required for approval. A properly submitted proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Under current New York Stock Exchange (“NYSE”) rules, the proposal to ratify the independent registered public accounting firm is considered a “discretionary” matter. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions.

In contrast, the election of directors, the advisory votes on executive compensation and on the frequency of future advisory votes on executive compensation and the stockholder proposals are “non-discretionary” matters. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

Shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter will be included in determining whether a quorum is present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Voting of Proxies

The shares represented by each proxy you properly submit to us will be voted by one of the individuals indicated on the proxy as you direct. If you submit a proxy but do not indicate how you wish to vote, your shares will be voted FOR the election of the three director nominees, FOR the ratification of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2011, FOR the approval of the advisory resolution on executive compensation, in favor of a frequency of every THREE YEARS for future advisory votes on executive compensation and AGAINST the approval of the stockholder proposals.

PROPOSAL 1

ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Company previously divided the Board into three classes with one class standing for election each year for a three-year term. At the Company’s 2010 annual meeting of stockholders, the Board of Directors recommended, and stockholders approved, amendments to the Company’s Restated Certificate of Incorporation to declassify the Board over a three-year period. Accordingly, current directors, including the class of directors elected to three-year terms at last year’s annual meeting, will continue to serve the remainder of their elected terms. The class of directors with terms expiring at this year’s annual meeting will be elected to two-year terms expiring at the 2013 annual meeting of stockholders, and the class of directors with terms expiring at the 2012 annual meeting will be elected to one-year terms expiring at the 2013 annual meeting of stockholders. Beginning with the 2013 annual meeting of stockholders, and at each annual meeting thereafter, all directors will be elected annually.

The terms of three directors, Peter C. Browning, Victoria F. Haynes, Ph.D. and Christopher J. Kearney, will expire at this annual meeting. The Board’s Governance and Nominating Committee has recommended and the Board of Directors has nominated Mr. Browning, Dr. Haynes and Mr. Kearney for reelection for two-year terms expiring at the annual meeting in 2013. In recommending Mr. Browning for reelection, the Board’s Governance and Nominating Committee specifically considered Mr. Browning’s former service on the board of directors of Wachovia Corporation, including his service on several board committees, and the implications of his service on the Company’s stockholders. The Board’s Governance and Nominating Committee determined that Mr. Browning is nonetheless a highly capable individual who brings significant business experience, including as a former chief executive officer of two manufacturing companies, and expertise in a number of critical areas to the Company’s Board, and unanimously recommended that he be nominated for reelection to the Company’s Board.

Shares represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for Mr. Browning, Dr. Haynes and Mr. Kearney will be voted for their election. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as Nucor’s Board of Directors may designate.

Nucor’s Board of Directors has adopted the following Corporate Governance Principle entitled “Effect of Withheld Votes in Uncontested Elections for Director.”

Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. The Committee shall evaluate the director’s tendered resignation taking into account the best interests of the Company and its stockholders and shall recommend to the Board whether to accept or reject such resignation. In making its recommendation, the Committee may consider, among other things, the effect of the exercise of cumulative voting in the election. The Board shall act within 120 days following certification of the stockholder vote and shall disclose its decision and the reasons therefore in an 8-K filing with the Securities and Exchange Commission (the “SEC”). Any director who tenders his or her resignation pursuant to this principle shall not participate in any committee or board consideration of it.

Nucor’s Board of Directors recommends a vote FOR the election of the three nominees as directors.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF THE NOMINEES

Nominees for Election – Term to Expire in 2013

PETER C. BROWNING	Director Since: 1999 Age: 69

Mr. Browning has been the Managing Director of Peter C. Browning & Associates, LLC, a board advisory consulting firm, since 2009. Mr. Browning has also served as Lead Director of Nucor since 2006, and as Non-Executive Chairman of Nucor from 2000 to 2006. He was the Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from 2002 to 2005. From 1998 to 2000, Mr. Browning was President and Chief Executive Officer, from 1996 to 1998, President and Chief Operating Officer, and from 1993 to 1996, Executive Vice President of Sonoco Products Company, a manufacturer of industrial and consumer packaging products. Before joining Sonoco, Mr. Browning was Chairman, President and Chief Executive Officer of National Gypsum Company, a manufacturer and supplier of building and construction products, from 1990 to 1993. He currently serves on the boards of directors of Acuity Brands, Inc., EnPro Industries, Inc. and Lowe’s Companies, Inc., and was a director of Wachovia Corporation until 2008 and The Phoenix Companies, Inc. until 2009. Mr. Browning brings a unique breadth and depth of experience and expertise to Nucor’s Board, including board governance, board performance and dynamics, executive leadership transition and succession planning and more than 35 years of domestic and international manufacturing experience.

VICTORIA F. HAYNES, PH.D	Director Since: 1999 Age: 63

Dr. Haynes has served since 1999 as President and Chief Executive Officer of RTI International, an independent, non-profit corporation that performs scientific research and services and develops advanced technology. Prior to joining RTI, she was Vice President of the Advanced Technology Group and Chief Technical Officer of Goodrich Corporation, a specialty chemicals and aerospace company, from 1992 to 1999. Dr. Haynes currently serves on the boards of directors of Archer Daniels Midland Company and PPG Industries, Inc., and was a director of The Lubrizol Corporation until 2007. Dr. Haynes brings more than 30 years of experience in technology leadership, management and new business development to Nucor’s Board.

CHRISTOPHER J. KEARNEY	Director Since: 2008 Age: 55

Mr. Kearney has served as Chairman of SPX Corporation, a global multi-industry manufacturer, since 2007, and as President and Chief Executive Officer of SPX since 2004. Prior to that, Mr. Kearney served as Vice President, Secretary and General Counsel of SPX from 1997 to 2004. He currently serves on the board of directors of SPX Corporation. In addition to his strong leadership skills developed as the CEO of a manufacturing company that employs approximately 17,000 people in over 35 countries, Mr. Kearney brings valuable mergers and acquisitions experience as well as corporate legal experience to Nucor’s Board.

INFORMATION CONCERNING EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS OF THE CONTINUING DIRECTORS

Term to Expire in 2012

CLAYTON C. DALEY, JR.	Director Since: 2001 Age: 59

Mr. Daley has been a senior advisor to the TPG Capital group, a global private investment firm, since February 2010. Prior to that, Mr. Daley served as Vice Chairman of The Procter & Gamble Company, a consumer products company, from January 2009 until his retirement in September 2009. Previously, Mr. Daley was the Vice Chairman and Chief Financial Officer of The Procter & Gamble Company from July 2007 to January 2009 and its Chief Financial Officer from October 1998 until July 2007. He currently serves on the boards of directors of Starwood Hotels & Resorts Worldwide, Inc. and Foster Wheeler AG. Mr. Daley brings to Nucor’s Board significant experience in a number of critical areas, including accounting and related financial management, mergers and acquisitions, corporate finance and marketing.

JOHN J. FERRIOLA	Director Since: 2011 Age: 58

Mr. Ferriola has served as President and Chief Operating Officer of Nucor since January 2011. Prior to that, Mr. Ferriola served as Chief Operating Officer of Steelmaking Operations of Nucor from 2007 to 2010, Executive Vice President from 2002 to 2007 and Vice President from 1996 to 2001. He has been active in the Association for Iron and Steel Technology for over 20 years and has served on its board of directors. With a degree in electrical engineering, Mr. Ferriola worked in various operating and management roles in the steel industry before joining Nucor. His 37 years of industry experience, including 20 years at Nucor, give him a very deep knowledge of the Company and the steel industry.

HARVEY B. GANTT	Director Since: 1999 Age: 68

Mr. Gantt has been the principal partner of Gantt Huberman Architects, PLLC, an architectural, planning and interior design firm, since 1971. Mr. Gantt also has extensive experience in construction, both non-residential and residential, and broad knowledge of developing trends in selection and use of construction materials by owners and architects on major projects. He served as the Mayor of the City of Charlotte, North Carolina, from 1983 to 1987, gaining valuable experience in land use regulation, government relations, public policy development and consensus-building. In recognition of his experience in urban planning and design, the President of the United States appointed him to serve as a chair from 1994 to 1999 of the National Capital Planning Commission, a United States government agency that provides planning guidance for the District of Columbia and the region surrounding the nation’s capital. He brings more than 35 years of managerial and leadership experience to Nucor’s Board.

BERNARD L. KASRIEL	Director Since: 2007 Age: 64

Mr. Kasriel has been a partner of LBO France, a private equity fund, since September 2006. In 2006, before joining LBO France, Mr. Kasriel served as Vice Chairman of Lafarge S.A., a leading global building materials provider of cement, concrete, roofing and gypsum products based in Paris, France. Prior to that, Mr. Kasriel held various other executive positions at Lafarge, including Chief Executive Officer from 2003 to 2006, Vice Chairman and Chief Operating Officer from 1995 to 2003, and Managing Director from 1989 to 1995. He currently serves on the boards of directors of Lafarge S.A., L’Oréal and Arkema S.A., and was a director of Sonoco Products Company until 2007. Mr. Kasriel brings more than 35 years of industry experience, including an in-depth knowledge of international manufacturing and cross-border joint ventures, to Nucor’s Board.

Term to Expire in 2013

DANIEL R. DIMICCO	Director Since: 2000 Age: 60

Mr. DiMicco has served as Chairman of Nucor since 2006 and as Chief Executive Officer since 2000. Previously, Mr. DiMicco served as President of Nucor from 2000 to 2010, Vice Chairman from 2001 to 2006, Executive Vice President from 1999 to 2000 and Vice President from 1992 to 1999. He currently serves on the board of directors of Duke Energy Corporation. A metallurgist by training, Mr. DiMicco brings more than 35 years of steel industry experience to Nucor’s Board, including serving as a member of several industry boards including the World Steel Association Board and Executive Committee, American Iron and Steel Institute (AISI), and as Chairman/Vice Chairman of the AISI. He also is a multi-year member of the Department of Commerce U.S. Manufacturing Council. Since joining Nucor in 1982, Mr. DiMicco has worked in a wide variety of roles at all levels of the Company, including nine years as Vice President of Nucor Corporation and President of Nucor-Yamato Steel Company (Limited Partnership), gaining a deep understanding of Nucor’s operations and Nucor’s unique organizational culture and values.

JAMES D. HLAVACEK, PH.D	Director Since: 1996 Age: 67

Dr. Hlavacek is the founder, Chairman and Chief Executive Officer of The Corporate Development Institute, Inc. that since 1979 has been developing new product solutions, growth strategies and management development programs for a broad range of industrial and high-tech manufacturing companies worldwide. He is an internationally recognized industrial marketing educator, businessman and consultant and has published numerous articles and several books. He currently serves on the boards of directors of two privately-owned technology companies and has served in the past on the boards of several successful start-up companies that were acquired by Fortune 500 industrial companies. He brings to Nucor’s Board of Directors his more than 30 years of experience working closely with senior executives on their growth strategies at leading industrial companies located throughout the world.

JOHN H. WALKER	Director Since: 2008 Age: 53

Mr. Walker has served as Chief Executive Officer of Global Brass and Copper, Inc., a manufacturer and distributor of copper and copper-alloy sheet, strip, plate, foil, rod and fabricated components, since 2007. Prior to joining Global Brass and Copper, Inc., Mr. Walker was the President and Chief Executive Officer of The Boler Company, the parent company of Hendrickson International, a suspension manufacturer for heavy duty trucks and trailers, from 2003 to 2006. From 2001 to 2003, he served as Chief Executive Officer of Weirton Steel Corporation, a producer of flat rolled carbon steel, and from 2000 to 2001 as President and Chief Operating Officer. From 1997 to 2000, Mr. Walker was President of flat rolled products for Kaiser Aluminum Corporation, a producer of fabricated aluminum products. Mr. Walker currently serves on the board of United Continental Holdings, Inc. and was a director of Delphi Corporation until 2009. In serving as Chief Executive Officer for three different companies over the past 10 years, Mr. Walker has developed strong executive leadership and strategic management skills. Mr. Walker also brings to Nucor’s board more than 25 years of experience in metal-related manufacturing and fabricating industries.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables give information concerning the beneficial ownership of Nucor’s common stock by all directors, each current executive officer listed in the Summary Compensation Table, all directors and executive officers as a group, and the persons who are known to Nucor to be the owners of more than five percent of the outstanding common stock of Nucor. “Beneficial ownership” is determined in accordance with the rules of the SEC.

Executive Officers and Directors

Name	Shares Owned as of February 28, 2011			Shares Subject to Options	Shares Underlying Restricted Stock Units (1)	Total Beneficial Ownership	Percent of Class
	Sole Voting and Investment Power		Shared Voting and Investment Power
Peter C. Browning	11,674		—	10,678	12,092	34,444	*
Clayton C. Daley, Jr.	12,118		—	7,118	3,955	23,191	*
Daniel R. DiMicco	390,809	(2)	—	40,314	101,029	532,152	*
John J. Ferriola	150,876		—	29,496	34,655	215,027	*
James D. Frias	33,962	(3)	—	—	25,631	59,593	*
Harvey B. Gantt	13,368		—	—	8,554	21,922	*
Keith B. Grass	11,482		—	—	18,329	29,811	*
Victoria F. Haynes	9,174		250	1,948	8,554	19,926	*
James D. Hlavacek	5,831		800	7,118	8,554	22,303	*
Bernard L. Kasriel	1,500		—	—	7,415	8,915	*
Christopher J. Kearney	1,000		—	—	4,599	5,599	*
Hamilton Lott, Jr.	133,660		—	13,332	29,596	176,588	*
John H. Walker	3,600		—	—	5,935	9,535	*
All 16 directors and executive officers as a group	1,044,202		163,718	132,124	342,522	1,682,566	*

*	Represents holdings of less than 1%.

(1)	Restricted stock units have no voting power.

(2)	Includes 222,987 shares Mr. DiMicco elected to defer under the Long-Term Incentive Plan. The deferred shares have no voting power.

(3)	Includes 11,240 shares Mr. Frias elected to defer under the Annual Incentive Plan. The deferred shares have no voting power.

Principal Stockholders

Name and Address	Amount of Beneficial Ownership	Percent of Class
Caipital World Investors (1)	38,675,700	12.25%
333 South Hope Street
Los Angeles, CA 90071

State Farm Mutual Automobile Insurance Company and related entities (2)	30,109,394	9.53%
One State Farm Plaza
Bloomington, Illinois 61710

BlackRock, Inc. (3)	17,294,515	5.48%
40 East 52nd Street
New York, NY 10022

(1)	Based on Schedule 13G filed with the SEC on or about January 10, 2011, reporting beneficial ownership as of December 31, 2010. That filing indicates that Capital World Investors has sole voting as to 26,425,700 of the shares shown and sole dispositive power as to 38,675,700 of the shares shown. Capital World Investors is a division of Capital Research Management Company.

(2)	Based on Schedule 13G/A filed with the SEC on or about February 8, 2011, reporting beneficial ownership as of December 31, 2010. That filing indicates that State Farm Mutual Automobile Insurance Company has sole voting and sole dispositive power as to 21,636,800 of the shares shown and shared voting and shared dispositive power as to 77,272 of the shares shown; State Farm Life Insurance Company has sole voting and sole dispositive power as to 532,400 of the shares shown and shared voting and shared dispositive power as to 17,597 of the shares shown; State Farm Fire and Casualty Company has sole voting and sole dispositive power as to 2,800,000 of the shares shown and shared voting and shared dispositive power as to 10,290 of the shares shown; State Farm Investment Management Corp. has sole voting and sole dispositive power as to 968,000 of the shares shown and shared voting and shared dispositive power as to 13,011 of the shares shown; State Farm Insurance Companies Employee Retirement Trust has sole voting and sole dispositive power as to 1,867,200 of the shares shown and shared voting and shared dispositive power as to 10,024 of the shares shown and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees has sole voting and sole dispositive power as to 2,176,800 of the shares shown.

(3)	Based on Schedule 13G/A filed with the SEC on or about February 7, 2011, reporting beneficial ownership as of December 31, 2010. That filing indicates that BlackRock, Inc. has sole voting and sole dispositive power of the shares shown.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Nucor’s directors, executive officers and persons who own more than ten percent of the outstanding shares of Nucor’s common stock to file reports of their beneficial ownership and changes in their beneficial ownership of Nucor’s common stock with the SEC. SEC regulations require Nucor to identify anyone who failed to file a required report or filed a late report during fiscal 2010. Based solely on a review of all reports filed by its executive officers and directors and written representations made by them with respect to the completeness and timeliness of their filings, Nucor believes that all Section 16(a) filing requirements were met by its directors and executive officers during the fiscal year ended December 31, 2010, except that (i) Michael D. Keller, who was appointed the Company’s Corporate Controller effective March 7, 2010, filed a late initial statement of beneficial ownership on Form 3 and (ii) Joseph A. Rutkowski, who retired effective February 28, 2010, filed a late Form 4 reporting a change in his beneficial ownership related to shares he surrendered to satisfy tax withholding obligations.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Principles.    The Board has adopted Corporate Governance Principles setting forth a framework for our corporate governance with respect to the role and composition of the Board and Nucor’s management, responsibilities of directors, director qualification standards, the functioning of the Board and its Committees, the compensation of directors, and annual performance evaluations of the Board and our Chief Executive Officer. These Corporate Governance Principles are posted on our website at www.nucor.com/governance. The information on our website is not a part of this proxy statement.

Codes of Ethics.    Nucor’s Standards of Business Conduct and Ethics applies to all employees and directors of the Company. Nucor has also adopted a Code of Ethics for Senior Financial Professionals that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and other senior financial professionals. Both of these documents are available on our website at www.nucor.com/governance. The information on our website is not a part of this proxy statement.

Director Independence.    The Corporate Governance Principles provide that a majority of the members of Nucor’s Board of Directors must be “independent” under the listing standards of the NYSE. For a director to be considered independent, he or she cannot have any of the disqualifying relationships enumerated by the corporate governance rules of the NYSE. In addition, the Board of Directors must determine whether the director does not otherwise have any direct or indirect material relationship with the Company. The Board of Directors has adopted categorical standards (“Categorical Standards”) to assist its members in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence. These Categorical Standards, which are set forth below, establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.”

•

Relationships involving (1) the purchase or sale of products or services, (2) the purchase, sale or leasing of real property or (3) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director if the following conditions are satisfied:

•

any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three years do not exceed the greater of (i) $1,000,000 or (ii) 2% of such other organization’s consolidated gross revenues;

•	the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•	the relationship does not involve consulting, legal or accounting services provided to the Company or its subsidiaries; and

•

any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers.

•

Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder or partner of the organization. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•

Contributions made or pledged by the Company, its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee if the following conditions are satisfied:

•

within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of (i) $1,000,000 or (ii) 2% of the charitable organization’s consolidated gross revenues for that fiscal year; and

•	the charitable organization is not a family foundation created by the director or an immediate family member.

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•

If the director, or an immediate family member, is an executive officer of another organization in which the Company owns an equity interest and if the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•	A relationship involving a director’s relative who is not an immediate family member of the director.

•

In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

In February 2011, the Board of Directors reviewed the status of each director, applying the independence standards of the corporate governance rules of the NYSE and Nucor’s Categorical Standards. In its review, the Board considered all relationships and transactions between each director (and his or her immediate family and affiliates) and each of the Company and its management and the Company’s independent registered public accounting firm. The relationships that the Board of Directors reviewed and considered included the following. Peter C. Browning was until December 2008 a director of Wachovia Corporation, a bank holding company whose principal bank subsidiary, Wachovia Bank, N.A., is one of the participating banks in the Company’s unsecured revolving credit facility and provides other commercial banking services to the Company. The Board of Directors has determined that those relationships that do exist or did exist within the last three years (except for Mr. DiMicco’s and Mr. Ferriola’s) all fall below the thresholds in the Categorical Standards adopted by the Board of Directors to assist it in making determinations of independence.

Based on this review, the Board of Directors affirmatively determined that all of the nominees and directors continuing in office, with the exception of Daniel R. DiMicco, the Company’s Chairman and Chief Executive Officer, and John J. Ferriola, the Company’s President and Chief Operating Officer, are independent within Nucor’s Categorical Standards and the corporate governance rules of the NYSE.

Attendance at the Board of Directors and Committee Meetings.    The Board of Directors of Nucor held four meetings during 2010. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served, with the exception of Clayton C. Daley, Jr., who attended 74% of the aggregate number of meetings of the Board and committees of the Board on which he served. Mr. Daley, as Chairman of the Board’s Audit Committee, and in addition to his attendance at Board and committee meetings, also held four conference calls with management during 2010 to review each of the Company’s quarterly earnings reports prior to its public release. These conference calls are not included in the computation of the aggregate number of meetings attended.

Board Leadership Structure.    Daniel R. DiMicco currently holds the positions of Chairman of the Board and Chief Executive Officer of the Company. The Corporate Governance Principles of the Company provide that whenever the Chairman of the Board is a member of management, there shall be a Lead Director. The Lead Director is an independent director appointed annually by the Board after the annual meeting of stockholders, and he or she serves at the pleasure of the Board. In May 2010, the Board reappointed Peter C. Browning to serve as Lead Director. The Lead Director’s responsibilities are set forth in the Company’s Corporate Governance Principles and include:

•	Providing leadership to the Board of Directors;

•	Chairing Board meetings in the absence of the Chairman;

•	Organizing, setting the agenda for and leading executive sessions of the non-employee directors without the attendance of management;

•	Serving as a liaison between the Chairman and the independent directors;

•	Consulting with the Chairman and the Secretary of the Company to approve the agenda for each Board meeting and the information that shall be provided to the directors for each scheduled meeting;

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Meeting with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions;

•	Having the authority to call meetings of the independent directors; and

•	Being available for consultation and direct communication with major stockholders.

The Board believes that the Company’s current leadership structure with the combined Chairman/CEO leadership role strengthens the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors. The Board also believes that having an independent Lead Director whose responsibilities closely parallel those of an independent Chairman ensures that the appropriate level of independent oversight is applied to all Board decisions. For more information about why the Board believes that the appropriate governance structure is to have one person serving as both Chairman and CEO and to appoint an independent Lead Director, see the Board’s statement in opposition to the Stockholder Proposal that begins on page 42 of this proxy statement.

Board’s Role in Risk Oversight.    The Company’s Audit Committee is specifically charged with the responsibility of meeting periodically with management and outside counsel to discuss the Company’s major financial risk exposures, including but not limited to, legal and environmental claims and liabilities, risk management and other financial exposures, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

The Company’s Corporate Controller annually conducts a risk assessment and prepares for the Audit Committee’s review a report and a presentation identifying and evaluating the key risks facing the Company, how those risks interrelate, how they affect the Company and how management addresses those risks. After completing a review and analysis of the report and presentation, the Audit Committee meets with management to provide its comments on the report and presentation and to provide guidance on areas that the Audit Committee believes the Controller should consider in identifying and evaluating the risks facing the Company.

In setting compensation, the Compensation and Executive Development Committee considers the risks to Nucor’s stockholders and the achievement of the Company’s goals that may be inherent in the compensation plans. Although a significant portion of our executives’ compensation is performance-based and “at-risk”, we believe our compensation plans are appropriately structured and do not pose a material risk to Nucor.

The Board believes that its ability to oversee risk is enhanced by having one person serve as the Chairman of the Board and CEO. With his in-depth knowledge and understanding of the Company’s operations, Mr. DiMicco, as Chairman and CEO, is better able to bring key strategic and business issues and risks to the Board’s attention than would a non-executive

Chairman of the Board. The role of the Board’s Audit Committee, which consists of fully independent directors, in the oversight of the Company’s risk assessment and risk management policies preserves the benefit of independent risk oversight.

Executive Sessions of the Non-Management Directors.    The non-management directors, all of whom are independent, meet in executive session prior to or after each quarterly Board meeting at regularly scheduled executive sessions and as necessary prior to or after other Board meetings. Mr. Browning, as Lead Director, presides over these executive sessions.

Attendance at Annual Meetings of Nucor’s Stockholders.    Directors are expected to attend the annual meeting of stockholders. Eight out of the Company’s nine directors in office at the time attended last year’s annual meeting.

Committees of the Board of Directors and their Charters.    The Board of Directors of Nucor has three standing committees: the Audit Committee, the Compensation and Executive Development Committee, and the Governance and Nominating Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. A copy of each charter is available on our website at www.nucor.com/governance. The information on our website is not a part of this proxy statement.

The Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm engaged to prepare an audit report with respect to the Company’s financial statements and the performance of the Company’s internal audit function. Pursuant to its written charter, the Audit Committee is directly responsible for, among other things, (1) the appointment, compensation and oversight of the independent auditors for the Company, (2) approving in advance all auditing services and permitted non-auditing services to be provided by the Company’s independent auditors, (3) reviewing with the auditors the plan and scope of the audit and audit fees, (4) monitoring the adequacy of the Company’s reporting and internal controls, and (5) meeting periodically with internal auditors, independent auditors and management.

The Audit Committee is composed entirely of independent directors: Mr. Daley (Chairman), Mr. Browning, Mr. Gantt, Dr. Haynes, Dr. Hlavacek, Mr. Kearney and Mr. Walker. All of the members of the Audit Committee are independent as defined in the NYSE listing standards and the applicable SEC regulations for audit committee members. In the opinion of the Board, these directors are free of any relationship with the Company, its management or the independent registered public accounting firm appointed by the Audit Committee that would interfere with their exercise of independent judgment as members of the Audit Committee. All members of the Audit Committee are financially literate as the Board in its business judgment interprets such qualification. The Board has determined that Mr. Daley, the Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee held seven meetings during 2010.

The Compensation and Executive Development Committee.    The Compensation and Executive Development Committee is directly responsible to the Board of Directors, and through the Board to Nucor’s stockholders, for developing and administering the compensation program for Nucor’s executive officers.

In making its determinations with respect to executive compensation, the Committee is supported by Donovan E. Marks, Nucor’s Director of Benefits and Compensation, and A. Rae Eagle, Nucor’s General Manager and Corporate Secretary. In addition, the Committee has historically engaged the services of a compensation consultant. In 2010, the Committee retained the services of Pearl Meyer & Partners to assist with its review of the compensation package of the Chief Executive Officer and other executive officers. In addition, Pearl Meyer & Partners was retained to assist the Committee with several special projects, including benchmarking executive compensation, reviewing and developing the comparator groups, monitoring trends in executive and non-employee director compensation, and assisting in the preparation of the compensation discussion and analysis included in this proxy statement.

The Committee retains Pearl Meyer & Partners directly, although in carrying out assignments Pearl Meyer & Partners also interacts with Company management when necessary and appropriate. Specifically, the Director of Benefits and Compensation and the Corporate Secretary interact with the consultants to provide compensation and performance data for the executive officers and the Company. In addition, Pearl Meyer & Partners may, in its discretion, seek input and feedback from the Chief Executive Officer and Chief Financial Officer regarding its consulting work product prior to presentation to the Committee to confirm its alignment with the Company’s business strategy, determine what additional data may need to be gathered, or identify other issues, if any, prior to presentation to the Committee. Pearl Meyer & Partners does not provide any services to the Company other than its consulting services to the Committee related to executive and director compensation.

The Committee frequently requests the Chairman and Chief Executive Officer to be present at Committee meetings where executive compensation and Company performance are discussed and evaluated. The Chairman and Chief Executive Officer is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only independent Committee members are allowed to vote on decisions made regarding executive compensation.

The Committee meets with the Chairman and Chief Executive Officer to discuss his own compensation package, but ultimately, decisions regarding his compensation are made by the Committee, meeting in executive session, solely based upon the Committee’s deliberations. Decisions regarding other executive officers are made by the Committee after considering recommendations from the Chairman and Chief Executive Officer.

The Compensation and Executive Development Committee is composed entirely of independent directors: Dr. Haynes (Chairman), Mr. Browning, Mr. Daley, Mr. Gantt, Dr. Hlavacek, Mr. Kasriel, Mr. Kearney and Mr. Walker. All of the members of the Committee meet the independence requirements of the NYSE listing standards for compensation committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Committee held four meetings during 2010.

The Governance and Nominating Committee.    The Governance and Nominating Committee is responsible for, among other things, (1) developing and recommending to the Board of Directors specific guidelines and criteria for selecting nominees for election to the Board of Directors, (2) reviewing the qualifications of and making recommendations to the Board regarding nominees for election as a director at each annual meeting of stockholders and the nominees for directors to be elected by the Board of Directors to fill any vacancies or newly created directorships, (3) making recommendations to the Board concerning the size and composition of the Board, the size and composition of each standing committee of the Board and the responsibilities of each standing committee of the Board of Directors, (4) overseeing and arranging the annual process of evaluating the performance of the Board of Directors and the Company’s management and (5) developing and recommending to the Board of Directors a set of corporate governance principles for the Company.

The Governance and Nominating Committee is composed entirely of independent directors: Mr. Browning (Chairman), Mr. Daley, Mr. Gantt, Dr. Haynes, Dr. Hlavacek, Mr. Kasriel, Mr. Kearney and Mr. Walker. All of the members of the Committee meet the independence requirements of the NYSE listing standards for nominating committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Committee held four meetings during 2010.

Annual Evaluation of Directors and Committee Members.    Our Board of Directors evaluates the performance of each director standing for reelection, each committee of the Board and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director standing for reelection, each committee and the Board of Directors. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

Policy on Transactions with Related Persons.    The Company has a written policy and procedures for the review, approval or ratification of any transactions that could potentially be required to be reported under SEC rules for disclosure of transactions with the Company’s directors, business and other organizations with which its directors are affiliated, executive officers, members of their immediate families and other related persons, which is administered by the Audit Committee of the Board of Directors. The policy includes several categories of pre-approved transactions that are based upon exceptions to the SEC’s rules for disclosure of such transactions. For transactions that are not pre-approved, the Audit Committee, in determining whether to approve a transaction with a related person or an organization with which a related person is affiliated, takes into account, among other things, the business reasons for entering into the transaction, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

How to Communicate with the Board of Directors and Non-Management Directors.    Interested persons wishing to communicate with our Board of Directors, or any of our individual directors, may do so by sending a written communication to Peter C. Browning or any other individual director in care of Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211. Interested persons wishing to communicate with Mr. Browning, as Lead Director, or with the non-management directors as a group may do so by sending a written communication addressed to Mr. Browning at our executive offices. Any communication addressed to Mr. Browning or any individual director that is received at the executive offices of Nucor will be delivered or forwarded to Mr. Browning or the individual director as soon as practicable. Nucor will forward all communications from its stockholders or other interested persons that are addressed simply to the Board of Directors to the chairman of the committee of the Board of Directors whose purpose and function is most closely related to the subject matter of the communication.

Nominating Directors.    Stockholders may recommend a director candidate for consideration by the Governance and Nominating Committee by submitting the candidate’s name in accordance with provisions of Nucor’s bylaws that require advance notice to Nucor and certain other information. In general, under the bylaws, the written notice must be received by Nucor’s Corporate Secretary not less than 120 and not more than 150 days before the first anniversary of the date the Company began mailing its proxy statement for the preceding year’s annual meeting of stockholders. The notice must contain certain information about the nominee and the stockholder submitting the nomination, including, (i) with respect to the nominee, the nominee’s name, age, business and residential address, principal occupation or employment, the number of shares of the Company beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee and any other information required to be disclosed in solicitations for proxies to elect directors pursuant to the SEC’s rules and regulations and (ii) with respect to the stockholder submitting the nomination, the name and address, as they appear on our books, of that stockholder and any Stockholder Associated Person (as defined in Nucor’s bylaws) and the number of shares of the Company which are owned of record or beneficially by that stockholder and by any Stockholder Associated Person and any positions held of record or beneficially by the stockholder and any Stockholder Associated Person and whether and the extent to which any hedging or other transactions have been entered into by or on behalf of, or any other agreements, arrangements or understandings have been made, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, that stockholder or any Stockholder Associated Person with respect to the Company’s securities. A stockholder who is interested in recommending a director candidate should request a copy of Nucor’s bylaw provisions by writing to Nucor’s Corporate Secretary at Nucor’s executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211.

The Governance and Nominating Committee has a process of identifying and evaluating potential nominees for election as members of the Board. The Committee has a policy that potential nominees shall be evaluated no differently regardless of whether the nominee is recommended by a stockholder, a Board member or Nucor’s management. The Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. In the past, Nucor has engaged third party search firms to assist the Board of Directors in identifying and evaluating potential nominees for director. Nucor may do so again in the future.

The Committee is committed to having diverse individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as directors. In evaluating potential nominees for election and reelection as members of the Board, the Committee considers persons with a variety of perspectives, professional experience, education and skills that possess the following minimum qualifications. The potential nominee must:

•	be a person of the highest integrity and must be committed to ethical standards of personal and corporate behavior;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board;

•

if not a member of the Company’s management, not have any relationships, directly or through an immediate family member, with the Company that would make them not able to serve as an independent director within the meaning of any rules and laws applicable to the Company;

•	have a willingness and an ability to make the necessary time commitment to actively participate as a member of the Board; and

•	be able to represent the interests of all of Nucor’s stockholders and not merely those of one stockholder or a special interest group.

The Committee also believes there are certain specific qualities or skills that one or more members of the Board of Directors must possess. These include:

•	the skills and experience necessary to serve as an audit committee financial expert;

•	experience serving as the chief executive officer of, or in another senior management position with, a major manufacturing company;

•	significant and successful merger and acquisition experience; and

•	diversity in terms of race or gender.

DIRECTOR COMPENSATION

In 2007, the Compensation and Executive Development Committee benchmarked director compensation by comparing Nucor’s director compensation to 45 materials and industrial companies of similar size. Based on this data, the Board established the director compensation amounts described below. The Board is planning on reviewing director compensation in 2011 and will consider making changes to director compensation based on this review.

In 2010, non-employee directors were paid standard directors’ fees of $60,000 annually, in $15,000 quarterly payments. The Lead Director of Nucor was paid an additional $30,000, for a total of $90,000, in $22,500 quarterly payments. The chairmen of the Governance and Nominating Committee and the Compensation and Executive Development Committee received an additional $6,000 each, in $1,500 quarterly payments. The chairman of the Audit Committee received an additional $12,000, in $3,000 quarterly payments.

Directors who are not senior officers of Nucor are granted each June 1 shares of Company stock under the Company’s 2010 Stock Option and Award Plan. Directors may elect to receive their shares in the form of deferred stock units. In 2010, the number of shares of Company stock awarded was equal to $100,000 ($140,000 in the case of the Lead Director) divided by the closing price of a share of Nucor common stock on the last trading day immediately preceding the grant date (rounded down to the next whole unit). All directors, other than Mr. Daley, elected to receive their grant in the form of deferred stock units. The deferred stock units are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors.

The following table summarizes the compensation paid to each non-employee director for his or her Board and committee services during 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
(a)	(b)	(c)		(h)
Peter C. Browning	96,000	139,999	(2)	235,999
Clayton C. Daley, Jr.	72,000	99,962	(3)	171,962
Harvey B. Gantt	60,000	99,962	(2)	159,962
Victoria F. Haynes	66,000	99,962	(2)	165,962
James D. Hlavacek	60,000	99,962	(2)	159,962
Bernard L. Kasriel	60,000	99,962	(2)	159,962
Christopher J. Kearney	60,000	99,962	(2)	159,962
John H. Walker	60,000	99,962	(2)	159,962

(1)	The amounts shown represent the grant date fair value of the shares awarded. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 15 of our Annual Report on Form 10-K.

(2)	The number of deferred stock units granted and fully vested on June 1, 2010 based on a closing price on May 31, 2010 of $43.05 were as follows: Mr. Browning, 3,252 units; and Messrs. Gantt, Kasriel, Kearney and Walker and Drs. Haynes and Hlavacek, 2,322 units.

(3)	The number of shares granted and fully vested on June 1, 2010 based on a closing price on May 31, 2010 of $43.05 for Mr. Daley was 2,322 shares.

The following table summarizes unexercised stock options granted to non-employee directors prior to 2006 under the Company’s non-employee director stock option plan and the total number of vested deferred stock units granted to them under the Company’s 2010 and 2005 Stock Option and Award Plans.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Vested Stock Units (1)	Market Value of Stock Units ($)(2)
Peter C. Browning	3,112	28.86	8/31/12	12,092	529,871
	2,922	30.73	2/29/12
	4,644	19.68	8/31/11

	10,678

Clayton C. Daley, Jr.	2,074	28.86	8/31/12	3,955	173,308
	1,948	30.73	2/29/12
	3,096	19.68	8/31/11

	7,118

Harvey B. Gantt	—	—	—	8,554	374,836

Victoria F. Haynes	1,948	30.73	2/29/12	8,554	374,836

James D. Hlavacek	2,074	28.86	8/31/12	8,554	374,836
	1,948	30.73	2/29/12
	3,096	19.68	8/31/11
	3,764	16.20	2/28/11

	10,882

Bernard L. Kasriel	—	—	—	7,415	324,925

Christopher J. Kearney	—	—	—	4,599	201,528

John H. Walker	—	—	—	5,935	260,072

(1)	Deferred stock units are granted June 1 each year and are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors. Mr. Daley received his 2010 stock award in the form of 2,322 shares of Company stock. The shares are not an outstanding equity award and are not included in this table.

(2)	Fully vested deferred stock units at December 31, 2010 valued using the closing stock price of $43.82.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s report with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 is as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with Nucor’s management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (Communications with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC that firm’s independence.

4.	The Audit Committee has reviewed and discussed with management and PwC management’s report on Nucor’s internal control over financial reporting and PwC’s attestation report on the effectiveness of Nucor’s internal control over financial reporting.

5.	Based on the reviews and the discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

THE AUDIT COMMITTEE

Clayton C. Daley, Jr., Chairman

Peter C. Browning

Harvey B. Gantt

Victoria F. Haynes

James D. Hlavacek

Christopher J. Kearney

John H. Walker

Fees Paid to Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2010 and 2009 fees billed for services provided by PwC were as follows:

	2010	2009
Audit Fees (1)	$3,187,400	$2,807,700
Audit-Related Fees (2)	20,500	18,900
Tax Fees (3)	4,800	2,300
All Other Fees (4)	2,500	2,500

(1)	Audit fees consist of fees for professional services rendered in connection with the audit of Nucor’s consolidated annual financial statements, for the review of interim consolidated financial statements in Forms 10-Q and for services normally provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees billed for the audits of certain employee benefit plans.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed for financial reporting literature and training.

In 2010 and 2009, all audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services performed for Nucor by PwC. The Audit Committee has delegated its authority to approve in advance all permitted non-audit services to be provided by PwC to the Chairman of the Audit Committee; provided, however, any such services approved by its Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR the proposal.

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of Nucor for the fiscal year ending December 31, 2011. PricewaterhouseCoopers LLP has acted in such capacity for Nucor since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification and will reconsider whether to retain PricewaterhouseCoopers LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Nucor.

Nucor’s Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Unless otherwise specified, proxies will be voted FOR the proposal.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Nucor’s Board of Directors recommends a vote FOR the resolution.

We are requesting stockholder approval of the compensation of our Named Executive Officers (“Executive Officers”) as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis, or CD&A, compensation tables and accompanying narrative discussion). Item 402 of Regulation S-K is the SEC regulation that sets forth what Nucor and other public companies must include in their CD&A, compensation tables and narrative discussion.

This vote, which is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, is an advisory vote, which means that the stockholder vote on this proposal is not binding on us. However, the Compensation and Executive Development Committee of Nucor’s Board values the opinions expressed by Nucor’s stockholders and will carefully consider the outcome of the vote when making future compensation decisions for Nucor’s Executive Officers.

As you decide how to cast your vote on this Proposal 3, please consider the following key factors about Nucor’s executive compensation plans.

At Nucor, compensation for all employees including Executive Officers, is performance based. Nucor pays for results. The executive compensation plans are designed to pay well when performance is outstanding, and, conversely, to pay below the market median level of compensation when performance is poor. This is accomplished through a compensation program for our Executive Officers that is balanced but highly leveraged – a significant portion of each executive’s potential compensation is variable and based on results achieved. Executive Officer compensation is earned under incentive plans that are based on the performance of the Company and the value delivered to Nucor’s stockholders. Stock ownership requirements and the design of the long-term incentives ensure that the executives are significantly exposed to Nucor’s financial performance and changes in stock price, thereby aligning their interests with stockholders.

The Compensation and Executive Development Committee monitors and reviews the compensation plans to ensure that they continue to support Nucor’s unique culture, including our ability to attract, retain and motivate our workforce. The Committee also regularly reviews the programs to ensure that they are not reasonably likely to incentivize executive officers to take risks that could have a material adverse impact on Nucor.

For all of these reasons, we believe that our executive compensation program is well-designed and appropriately aligns executive pay with Nucor’s performance.

We therefore recommend that you vote FOR the following resolution. Unless otherwise specified, proxies will be voted FOR the resolution.

RESOLVED, that the compensation paid to Nucor’s Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables and related narrative discussion included in this proxy statement, is hereby APPROVED.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines Nucor’s executive compensation philosophy, objectives and processes. It explains how the Compensation and Executive Development Committee (the “Committee”) makes executive compensation decisions, the data used in its deliberations and the reasoning behind the decisions that are made.

Following this CD&A are tables detailing the compensation of our Named Executive Officers (“Executive Officers”) along with descriptions and other narrative explaining the information in the tables. Also included is a section that presents the potential compensation Executive Officers would receive if they had been terminated on December 31, 2010.

Executive Summary

Nucor pays Executive Officers for results. The executive compensation plans are designed to pay well when performance is outstanding and provide compensation below the market median when performance is below Nucor’s peers.

In 2010, Nucor returned to profitability amid an extremely challenging economic environment. Our executive compensation plans worked as designed in 2010. Executives received no annual incentive based on our return on equity performance but were rewarded for revenue growth relative to our steel company peers. Our long-term incentive plan rewarded executives for our strong three-year performance ended December 31, 2010 relative to our steel peers and modestly for our three-year performance ended December 31, 2010 relative to our general industry comparator group. None of our performance based restricted stock units were earned as threshold return on equity performance was not met. Stock ownership requirements and the design of the long-term incentives, which includes deferral until retirement of a portion of the shares earned, ensure that the executives are significantly exposed to changes in stock price thereby aligning their interests with stockholders.

We began a process to review our Executive Officers’ compensation over the business cycle. Our review showed that our Executive Officers’ compensation is below the market median, with our CEO far below the market median. In order to bring the executives closer to market, we increased the potential grants under our restricted stock unit program and made a one-time grant of stock options to our CEO having a grant date value of approximately $3.75 million. The Committee will continue to review the Executive Officers’ compensation and may make changes, possibly including future option grants, in 2011.

Because we expected a challenging 2010 operating environment, Executive Officer salaries were not increased in 2010, the second consecutive year without salary increases. For 2011, we implemented salary increases.

Compensation Philosophy

Nucor’s executive compensation philosophy is based on and supports the Company’s overall management philosophy. Our philosophy is to:

1.	Hire and retain highly talented and productive people.

2.	Put them in a simple, streamlined organizational structure that allows them to innovate and make quick decisions that affect results.

3.	Pay them for producing results.

Our compensation philosophy stresses that our Executives Officers share the pain and share the gain. If we perform poorly, our Executive Officers will be paid below the market median. If however, over the business cycle, we outperform our steel company peers and other industrial companies, our Executives Officers will be paid above the market median. This is consistent with our overall compensation philosophy where all of our employees have the opportunity to earn more than the workers of other steel companies.

Nucor takes an egalitarian approach to providing benefits to its employees. Executive Officers do not enjoy significantly better benefits than other employees. Certain benefits such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program are not available to Nucor’s Executive Officers. Our Executive Officers do not receive supplemental executive perquisites such as company cars, executive dining rooms or personal use of corporate aircraft.

The Company believes that the compensation provided to its Executive Officers should be commensurate and aligned with the performance of the Company and creation of long-term stockholder value. The key principles guiding Executive Officer compensation are to (1) reward Executive Officers for superior performance, (2) provide team-based incentives that reward overall Company performance, and (3) pay guaranteed compensation (meaning those elements of pay, such as base salary and benefits, that are not dependent on performance) that is below the median for similar size industrial and materials companies.

The objectives of our Executive Officer compensation plans are to:

•	Retain the services of our Executive Officers.

•	Motivate our Executive Officers to advance the interests of the Company and build stockholder value.

•	Reward our Executive Officers for their contributions to the success of the Company and to the stockholder value they help create.

•	Measure the success of the Company through Return on Equity (“ROE”), Return on Average Invested Capital (“ROAIC”) and sales growth.

•	Reward Executive Officers as a team based on overall Company performance.

Executive Officer compensation at Nucor is highly leveraged, meaning that a significant portion of an executive’s potential compensation is variable, because the compensation is earned under incentive plans that are based on the performance of the Company and the value delivered to Nucor’s stockholders. The Company believes that variable compensation plays an important role in Nucor’s financial performance. The incentive plans are designed to function in a cyclical environment by measuring performance relative to two performance comparator groups: a group of steel industry competitors and a group of capital intensive industrial and materials companies chosen for their superior financial performance. These comparator groups are periodically updated. The incentive plans are also designed to pay well when performance is high and not pay any incentive if performance is poor. Prior to implementation the incentive plans were presented to and approved by our stockholders.

The performance comparator groups are used to benchmark financial performance for incentive plan purposes. They are not used to benchmark compensation.

Base salaries are set below the median of data for similar size industrial and materials companies. Therefore, the Company recognizes the risk that Executive Officers may earn below median levels of compensation when Company performance is below Nucor’s peers; even if an Executive Officer’s individual performance may be superior. This practice has in the past and may in the future result in Executive Officers earning less than their counterparts in other similar size industrial and materials companies.

A portion of the compensation Executive Officers may earn under the incentive plans are stock-based awards that must be held until retirement. The Committee believes the requirement to hold stock-based awards until retirement has been successful in meeting the Company’s objectives of retention and succession planning. All Executive Officers have been with the Company or an acquired company for more than 15 years.

Executive Officers have significant exposure to Nucor’s stock price through direct stock ownership, their target long-term incentive plan awards and the requirement that Executive Officers hold performance-based restricted stock unit awards until retirement. The Committee believes aligning the long-term interests of Executive Officers with the long-term interests of Nucor’s stockholders in a material way promotes superior long-term performance. It also means if Nucor’s stock price declines, the Executive Officers’ Nucor stock, long-term incentive plan awards and restricted stock units all decline in value.

Incentive Opportunity Levels and Mix of Components of Compensation.    When the current annual and long-term incentive plans were developed and approved by stockholders in 2003 and again in 2008, the Committee established the incentive opportunity levels and mix of compensation components based on a sensitivity analysis that assumed some years of lower performance where no payouts would be earned and some years where maximum payouts would be achieved. This variability was intended to reflect fluctuations in economic activity. The Committee intended that through a multi-year business cycle, total compensation for Executive Officers would be near the median of similar size industrial and materials companies. The Committee periodically reviews actual performance and compares such performance to the parameters identified when the plans were originally established to ensure actual results over time are appropriate.

The annual and long-term incentive plans are designed to work without significant changes over a long time period. For example, minimum, target and maximum incentive plan payouts as a percentage of salary, including mix of cash or stock, were established and approved by stockholders in 2003 and 2008. Therefore, the Committee makes few changes from year to year. The Committee annually reviews the performance comparator groups to ensure that the comparator companies meet the plans’ requirements and the criteria the Committee has established for inclusion in the comparator group. In addition, the Committee annually considers adjustment to base salaries (which impact incentive plan opportunities) and sets the threshold and the maximum level of performance under the annual incentive plan.

Pursuant to these stockholder-approved plans, the Committee has the right to exercise discretion to reduce an incentive plan payout to ensure that payouts from any incentive plan produce their desired result. The Committee may not exercise discretion to increase a payout. The Committee reviewed the payouts and determined that the incentive plan payouts were appropriate and therefore it did not exercise any discretion in 2010.

At the time the stockholders approved the plans in 2003, the Committee determined that the mix of base salary and annual and long-term incentives and the incentive opportunities at target and maximum were appropriate to accomplish the goal of paying near the median total compensation of survey data for industrial and materials companies of similar size over a multi-year business cycle. The Committee periodically reviews nationally recognized compensation survey data to ensure that total compensation remains reasonable. We began a process to compare our compensation to those of similar size industrial and materials companies in 2010 and found that our compensation has fallen behind our peers. In response to this review, the Committee decided to increase the restricted stock unit program grant opportunities and make a one-time grant of options to the CEO. (See our discussion of this process in the compensation benchmarking section below.)

In 2008, the stockholders approved the annual and long-term Executive Officer incentive compensation plans. These plans are similar to those approved by stockholders in 2003. The plans provide the Committee flexibility in adjusting the range of performance in which an incentive will be paid and the performance measures. For 2010, performance measures are the same as in the past year. However, the mix of pay has changed due to increased opportunity through the restricted stock unit program and the grant of options to the CEO. These changes and impact on the mix of pay are discussed in further detail below.

Stock Ownership Guidelines.    Executive Officers have an opportunity to earn a significant number of Nucor shares. The Committee believes that requiring Executive Officers to hold a significant number of shares aligns their interests with stockholders and has therefore adopted stock ownership guidelines for Nucor’s Executive Officers. The guideline number of shares ranges from 180,000 shares for the Chief Executive Officer to 90,000 shares for Nucor’s executive vice presidents. The Committee has compared these guidelines to those of other industrial and materials companies of similar size and published surveys and found that the Company’s guidelines are much higher than other companies. Under the guidelines, Executive Officers have five years to achieve ownership of the guideline number of shares. The Committee monitors each Executive Officer’s compliance with the ownership guideline or, if applicable, the Executive Officer’s progress in achieving ownership of the guideline number of shares within five years of being elected an officer or being promoted to a more senior officer position requiring a higher level of stock ownership. All Nucor Executive Officers were in compliance with the stock ownership guidelines as of December 31, 2010.

Internal Revenue Code Section 162(m).    Internal Revenue Code Section 162(m) limits the amount of compensation paid to certain NEOs that may be deducted by Nucor for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by Nucor’s stockholders is not subject to the $1,000,000 deduction limit. Nucor’s incentive plans have all been approved by Nucor’s stockholders, and awards under those plans, other than certain time vesting restricted stock units, constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. The Committee has not adopted a formal policy that all compensation paid to the named executive officers must be deductible.

Compensation Benchmarking

Nucor periodically benchmarks Executive Officer compensation to ensure that the compensation paid to executives is reasonable. Nucor does not set compensation according to benchmark data. Our only formal relationship with benchmark data is to set base salaries below the median.

In 2010, our compensation consultant, Pearl Meyer & Partners, assisted Nucor with benchmarking executive compensation. Compensation was last benchmarked in 2008 when the Committee reviewed two sources of data: (1) nationally recognized compensation survey information and (2) compensation information from a group of 32 industrial and materials companies.

For 2010, Pearl Meyer & Partners assisted the Committee in updating the benchmarking peer group. We eliminated three smaller companies, one company that had been acquired and one company that was primarily a service business. We also added two industrial companies to arrive at 29 companies in the compensation peer group. Management provided input during the selection process; however, the final decision of which companies to include was made by the Committee.

The 29 companies are:

3M Company	Freeport-McMoRan Copper & Gold Inc.	Northrop Grumman Corporation
Air Products and Chemicals, Inc.	General Dynamics Corporation	Paccar Inc.
Alcoa Inc.	Honeywell International Inc.	Parker-Hannifin Corporation
Caterpillar Inc.	Huntsman Corporation	PPG Industries, Inc.
Cummins Inc.	Illinois Tool Works Inc.	Praxair, Inc.
Danaher Corporation	Ingersoll-Rand plc	Raytheon Company
Deere & Company	International Paper Company	Terex Corporation
E.I. du Pont de Nemours and Company	ITT Corporation	Tyco International Ltd.
Eaton Corporation	L-3 Communications	United States Steel Corporation
Emerson Electric Co.	Monsanto Company

Some of the above 29 companies are included in the performance comparator groups of companies used in the incentive plans (see the discussion on the use of performance comparator groups below). However, the 29 companies were chosen based on size and industry while the companies used in the incentives plans are all steel companies in the case of the Steel Comparator Group or above median performers in the case of the General Industry Comparator Group. The Committee does not benchmark compensation levels and practices against the companies in the Steel Comparator Group because most of them are substantially smaller than Nucor. The Committee does not benchmark compensation to the General Industry Comparator Group because compensation data from these companies may result in above median benchmark data due to their higher than median performance.

In 2010 we did not use survey information to benchmark executive compensation, although our compensation consultant shared general compensation trends some of which we understand was based on its knowledge of survey information.

Based on our 2008 benchmarking, we knew that salaries for our Executive Officers had fallen substantially below the median. For 2010 we reviewed what the benchmarking peer group would have paid for target levels of performance, what they actually paid, what they would have paid for poor, below-threshold performance and what they would have paid for outstanding performance.

We found that our Executive Officer compensation had strayed from our compensation philosophy. Our Executive Officers were sharing more of the pain than the gain. When our Executive Officers earn maximum payouts under our compensation plans, their compensation would be below the median compared to the peer group benchmarked compensation.

In order to bring our compensation plans closer to our compensation philosophy, we increased the size of our restricted stock program and granted stock options to the CEO. As a result of the changes to our restricted stock unit program, at target levels of performance and when our performance results in our incentive plans pay out at maximum, our Executive Officers (other than the CEO) will be paid between the 25th percentile and the median of the compensation peer group. When compensation plans do not pay out because performance is below threshold levels of performance, our executive officers will be paid below the 25th percentile of the compensation peer group when this performance is below threshold.

The CEO’s payout at all levels of performance, after changes to the restricted stock unit program, is below the 25th percentile of the compensation peer group. In order to address the CEO’s below market position, the Committee granted the CEO stock options having a grant date value of $3.75 million. Including the options and changes to the restricted stock unit program, the CEO’s compensation is near the median of the compensation peer group at all levels of performance. The option grant is a one-time grant, although the Committee continues to study each Executive Officer’s pay relative to the compensation peer group and may make additional changes in 2011. If the Committee does not change the CEO’s compensation in 2011, the CEO’s compensation will again be below the 25th percentile at all levels of performance.

Use of Performance Comparator Groups

The Company believes that performance should be measured both in absolute terms (meaning based on achieving or exceeding performance measures established by the Committee) and relative to other companies. Two performance comparator groups are used to measure relative performance, the Steel Comparator Group and the General Industry Comparator Group. The Committee sets the performance comparator group members at the beginning of each performance period. Since some of the performance periods are as long as three years, it is possible that the performance comparator group used for one performance period may differ from the group used in a different performance period.

The performance comparator groups for performance periods that began in 2010 are comprised of the following companies:

Steel Comparator Group	General Industry Comparator Group

AK Steel Holding Corporation	3M Company
Commercial Metals Company	Alcoa Inc.
Gerdau Ameristeel Corporation	Carlisle Companies Incorporated
Steel Dynamics, Inc.	Caterpillar Inc.
United States Steel Corporation	Cummins Inc.
Worthington Industries, Inc.	The Dow Chemical Company
General Dynamics Corporation
Illinois Tool Works Inc.
Johnson Controls, Inc.
Parker-Hannifin Corporation
United Technologies Corporation
Vulcan Materials Company

The Committee has used the following criteria for selecting the companies in the performance comparator groups:

1.	The Steel Comparator Group must be a group of not less than five (5) steel industry competitors.

2.	The General Industry Comparator Group must be a group of not less than ten (10) companies in capital intensive industries.

3.	Steel competitors are defined as steel companies with product offerings similar to Nucor’s.

4.	Companies included in the General Industry Comparator Group are well respected capital intensive companies that have performed well over a long time period.

The Committee reviews the performance comparator groups annually. Companies may be added or dropped from the performance comparator groups based on performance or product mix (in the case of the Steel Comparator Group). The Committee maintains a list of potential comparator group companies and reviews the Company’s performance relative to these potential comparator group companies, industry benchmarks and market indexes.

The Committee does not use the performance comparator groups for purposes of benchmarking compensation.

Components of Compensation

The Company provides four compensation components:

•	Base salary

•	Annual incentives

•	Long-term incentives

•	Benefits

As described above, these components provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives. By providing this balanced compensation portfolio, we provide Executive Officers a reasonable measure of security regarding the minimum level of compensation they are eligible to receive, while motivating them to focus on the business measures that will produce a high level of performance for the Company.

Decisions with regard to the actual amount or value of compensation granted to each executive are based on actual Company performance. Individual performance is not taken into account. Individuals who do not perform are not employed by Nucor.

Base Salary

The Committee’s goal is to set the base salaries of Nucor’s Executive Officers below the median base salary level for comparable positions at industrial and materials companies. The Committee sets base salaries below the median because of the Committee’s desire to orient the Executive Officers’ total pay significantly towards at-risk incentive compensation. As Nucor has grown and annual salary adjustments have lagged behind that of other companies, base salaries have fallen substantially below the median.

For 2009 and 2010, reflecting challenging economic conditions, salaries for Nucor Executive Officers, with the exception of Jim Frias, were not adjusted. Mr. Frias received a salary increase upon his promotion to Chief Financial Officer on January 1, 2010. Executive Officer salaries were increased in 2011.

Annual Incentives

The Annual Incentive Plan (“AIP”) provides Executive Officers an opportunity to receive annual cash incentive awards based on the Company’s performance. The incentive opportunity, expressed as a percentage of base salary, is the same for all Executive Officers.

An Executive Officer may earn an incentive award under the AIP for each fiscal year of up to a maximum of 300% of the Executive Officer’s base salary:

•

Seventy-five percent of the maximum incentive award or 225% of base salary (75% of 300% = 225%) is earned based on Nucor’s ROE. For 2010, the Committee set the threshold at 3% ROE and the maximum at 20% ROE. If Nucor achieves the threshold ROE, Executive Officers will earn an incentive award equal to 20% of their base salary. If Nucor’s ROE for the fiscal year is 20% or higher, Executive Officers will earn an incentive award equal to the maximum 225% of their base salary. A prorated incentive award is earned for ROE between 3% and 20%.

•

The remaining 25% of the maximum annual award available under the AIP or up to 75% of the Executive Officer’s base salary (25% of 300% = 75%) is earned based on Nucor’s net sales growth compared to the net sales growth of members of the Steel Industry Comparator Group (identified above) as follows:

Steel Comparator Group Rank (1)	Percentage of Performance Award Opportunity	Performance Award Payment (% of Base Salary)
1	100%	75.00%
2	90%	67.50%
3	75%	56.25%
4	60%	45.00%
5	45%	33.75%
6	25%	18.75%
7	0%	0.00%

(1)	The table represents potential AIP awards for 2010 net sales growth. The comparator group for future years may include more or less comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group.

Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

Only one Executive Officer, Mr. Frias, our Chief Financial Officer, Treasurer and Executive Vice President, participates in this deferral program.

2010 Performance

Nucor’s 2010 ROE was less than 3% resulting in none of the ROE-based AIP being earned. Our net sales growth exceeded all but one of the Steel Comparator Group companies resulting in 90% of the performance award opportunity or 67.5% of salary being earned.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the AIP by rewarding performance over multi-year periods and growth in long-term stockholder value. Executive Officers receive long-term incentives in the following forms:

•	Cash and restricted stock through a three-year performance based long-term incentive plan;

•	Restricted Stock Units (“RSUs”) that vest over time; and

•	RSUs that may be granted if certain levels of ROE are achieved.

The Committee believes that half of the three-year long-term incentive plan awards should be earned relative to performance as compared to the Steel Comparator Group and half earned relative to the General Industry Comparative Group. The Committee believes that this plan design provides an incentive to not just perform better than steel industry competitors, but also other capital intensive companies. The Committee also believes it is appropriate to provide a level of retention through time vesting RSUs with an opportunity to earn more RSUs based on performance that become vested at retirement.

As discussed above, the level of long-term incentive plan grants was established in 2003 and reaffirmed in 2008 when the plans were approved by stockholders. The Committee periodically benchmarks total compensation to ensure the grant sizes are still competitive and reasonable. As discussed above, the Committee increased the time based RSUs and potential performance based RSUs in 2010.

The Long-Term Incentive Plan

Executive Officers earn incentive compensation under the Long-Term Incentive Plan (“LTIP”) based on Nucor’s performance during the LTIP’s performance periods. The performance periods commence every January 1 and last for three years.

The target award under the LTIP for each performance period is a number of shares of Nucor common stock. The target number of shares is determined by dividing 85% of each Executive Officer’s annual base salary rate as of the beginning of the performance period by the closing price of Nucor common stock on the day immediately preceding the first day of the performance period. The targets for the performance period ended December 31, 2010 were as follows:

Executive Officer	Base Salary Rate at the Beginning of the Performance Period	85% of Base Salary	Nucor Stock Price	Target Award Number of Shares	Adjusted Target Award Number of Shares
Daniel R. DiMicco	$800,000	$680,000	$59.22	11,483
James D. Frias	$202,900	$172,465	$59.22	2,912
John J. Ferriola	$434,900	$369,665	$59.22	6,242
Keith B. Grass (1)	$375,000	$318,750	$59.22	5,382	5,083
Hamilton Lott, Jr.	$395,300	$336,005	$59.22	5,674
D. Michael Parrish (2)	$395,300	$336,005	$59.22	5,674	5,043
Joseph A. Rutkowksi (2)	$395,300	$336,005	$59.22	5,674	4,098

(1)	Because Mr. Grass began participation in the LTIP on February 29, 2008, his target performance award has been adjusted by multiplying the target performance award by a fraction, the numerator of which is the number of complete calendar months during the performance period that he was employed by the Company and participating in the LTIP (34), and the denominator of which is the total number of calendar months in the performance period (36).

(2)	Because Messrs. Parrish and Rutkowski retired on August 31, 2010 and February 28, 2010, respectively, their target performance awards have been adjusted by multiplying the target performance award by a fraction, the numerator of which is the number of complete calendar months during the performance period that they were employed by the Company and participating in the LTIP (32 for Mr. Parrish and 26 for Mr. Rutkowski), and the denominator of which is the total number of calendar months in the performance period (36).

The maximum award that an Executive Officer may earn under the LTIP is equal to 200% of the target number of shares or 170% of the Executive Officer’s base salary as of the beginning of the performance period.

Fifty percent (50%) of the LTIP award is based on Nucor’s ROAIC for the performance period relative to the Steel Comparator Group based on the table below. The remaining 50% of the award is based on Nucor’s ROAIC for the performance period relative to the General Industry Comparator Group based on the table below.

A maximum award of 200% may be earned if the Company achieves a rank of 1 or 2 relative to the Steel Comparator Group (which earns 100% of target) and achieves a rank of 1 or 2 relative to the General Industry Comparator Group (which earns an additional 100% of target).

Steel Comparator Group (1)		General Industry Comparator Group (1)
Rank	Award as a % of Target	Rank	Award as a % of Target
1 or 2	100%	1 or 2	100%
3	75%	3 or 4	75%
4	60%	5 or 6	60%
5	45%	7 or 8	50%
6	25%	9 or 10	40%
7	0%	11	25%
		12 or 13	0%

(1)	These tables represent the potential awards based on the LTIP performance period that began January 1, 2010. The comparator group for other performance periods may include more or less comparator companies. The potential awards are adjusted to reflect the number of comparator companies in the group. In addition, the Company’s ROAIC (for the performance periods beginning in 2009 and 2010) must be at least equal to the median ROAIC of the companies in the S&P 500 Materials Index.

One-half of each LTIP award is paid in cash and the remainder is paid in restricted stock. Restricted stock vests one-third on each of the first three anniversaries of the award date, or upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor.

An Executive Officer may defer delivery of the restricted stock portion of an LTIP award until the Executive Officer’s retirement or other termination of employment. Nucor does not provide an incentive for the deferral of LTIP restricted stock awards. Dividend equivalents are paid in cash on deferred restricted stock awards within 30 days of when stockholders are paid.

2010 Performance

Nucor’s ROAIC of 16.16% for the LTIP performance period that began January 1, 2008 and ended December 31, 2010 was ranked second relative to members of the Steel Comparator Group and ranked ninth relative to the General Industry Comparator Group. These rankings resulted in the following performance award as a percentage of targets:

Performance Measure	Percentage Calculated	Ranking	Performance Award as a % of Target	Performance Award as a % of Base Salary as of the Beginning of the Performance Period
ROAIC – Steel Comparator Group	16.16%	2	100%	85%
ROAIC – General Industry Comparator Group	16.16%	9	40%	34%

Total			140%	119%

The resulting payouts were as follows:

Executive Officer	Target Award Number of Shares	Performance Award as a % of Target	Shares Earned
Daniel R. DiMicco	11,483	140%	16,075
James D. Frias	2,912	140%	4,077
John J. Ferriola	6,242	140%	8,739
Keith B. Grass	5,083	140%	7,116
Hamilton Lott, Jr.	5,674	140%	7,943
D. Michael Parrish	5,043	140%	7,060
Joseph A. Rutkowski	4,098	140%	5,736

The Company paid one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock in March 2011.

The LTIP worked as intended. Nucor performed better than all but one steel comparator company and near the middle of the general industry comparator group, a group of high performing capital intensive companies.

The target LTIP award is denominated in shares of Nucor stock at the beginning of each three-year LTIP performance period to expose executive officers to changes in Nucor’s stock price during the performance period. When Nucor’s stock price appreciates during a performance period, the value of the LTIP award made at the end of the performance period increases. If the stock price declines during a performance period, the value of the LTIP award decreases. The LTIP for the period ended December 31, 2010 was negatively impacted as the stock price was higher at grant than when awarded.

Restricted Stock Units

Beginning in 2006, the Company was required to account for stock options as an expense in its financial statements. The Company considered the financial statement impact of continuing to grant options and decided RSUs provide an appropriate alternative to options. In 2006, the Company stopped making option grants and began granting RSUs. The Committee has continued to evaluate the use of options. As discussed above, the CEO was granted options on June 1, 2010. The Committee may grant options in the future.

The Committee believes that RSUs align Executive Officers with stockholders and provide significant retentive characteristics. Grant levels were based on the historical value of options granted prior to 2006. In 2010, as discussed above, we increased the grant schedule to provide a more competitive total compensation opportunity.

Each June 1, a base amount of RSUs is granted to each Executive Officer. One-third of the base amount of RSUs become vested on each of the first three anniversaries of the June 1 award date, or upon the Executive Officer’s retirement (defined below), or death or disability while employed by Nucor.

Additional RSUs (“Performance RSUs”) are granted contingent on the Company’s ROE for the prior fiscal year. Performance RSUs vest upon the Executive Officer’s retirement, or death or disability while employed by Nucor. The threshold ROE required for a grant of Performance RSUs is 5%. The maximum number of Performance RSUs is granted for ROE of 20% or more.

All RSUs are granted each June 1. The total number of RSUs is determined for each Executive Officer position by dividing the dollar amount shown below (prorated for ROE between any of the levels shown below) by the closing price of the Company’s common stock on the last trading day immediately preceding the annual June 1 grant date.

	Base Amount of Restricted Stock Units Granted Market Value	Performance Restricted Stock Unit Market Value (Based on Prior Fiscal Year ROE)
Position		5% ROE	10% ROE	15% ROE	20% ROE
Chief Executive Officer	$1,000,000	$750,000	$1,000,000	$1,500,000	$2,000,000
Chief Financial Officer and Chief Operating Officer	300,000	375,000	500,000	750,000	1,000,000
Executive Vice President	200,000	325,000	430,000	650,000	867,000

Retirement for purposes of the RSUs is defined as Committee-approved retirement upon termination of employment and completion of the following age and service requirements:

Age	65	64	63	62	61	60	59	58	57	56	55
Years of Service	-0-	2	4	6	8	10	12	14	16	18	20

2010 Performance

On June 1, 2010, Executive Officers only received the base amount of RSUs. Since 2009 resulted in a net loss, the prior year ROE was negative, below the 5% ROE threshold; therefore, none of the performance based RSUs were earned.

Benefits

Executive Officer benefits are limited to benefits provided to all other full-time employees on the same basis and at the same cost as all other full-time employees. Nucor does not provide any tax gross ups. Certain benefits such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program are not available to Nucor’s Executive Officers.

Employment Agreement – Keith Grass

Nucor entered into an employment agreement (the “Agreement”) with Mr. Grass in connection with the acquisition of DJJ by Nucor in 2008, when Mr. Grass became an Executive Vice President of Nucor as well as President and CEO of DJJ. The key terms of the Agreement are:

•

An employment term of February 29, 2008 through December 31, 2011. Upon expiration of the term, Mr. Grass’s employment will continue as an at-will employee on the same basis as Nucor’s other executive officers.

•	Annual salary of $375,000.

•	Participation in Nucor’s AIP, LTIP and RSU programs.

•	Severance equal to one year of base salary if terminated during the term without cause.

•	Two year non-competition and non-solicitation of DJJ and Nucor employees. The period will be one year if terminated without cause.

Post Termination Compensation

The Committee believes that Executive Officers should be provided a reasonable severance benefit in the event an executive is terminated. Severance benefits for Executive Officers reflect the fact that it may be difficult to find comparable employment within a reasonable period of time. The Committee periodically reviews total compensation, including these post termination compensation benefits to ensure that such amounts remain reasonable.

Non-Compete and Non-Solicitation Agreements

The following description of non-compete and non-solicitation agreements apply to all Executive Officers other than Mr. Grass. Mr. Grass is subject to similar non-compete and non-solicitation restrictions pursuant to his Agreement as described above.

Executive Officers have agreed not to compete with Nucor during the 24-month period following their termination of employment with Nucor for any reason in exchange for monthly cash payments from the Company during the non-competition period. The agreements with the Executive Officers also restrict the disclosure of confidential information and prohibit the Executive Officers from encouraging Nucor customers to purchase steel or steel products from any Nucor competitor or encouraging any Nucor employee to terminate his or her employment with Nucor. Each agreement further provides that any inventions, designs or other ideas conceived by the Executive Officers during their employment with Nucor will be assigned to Nucor.

The amount of each monthly cash payment during the 24-month non-competition period will be equal to the product of 3.36 times the Executive Officer’s highest annual base salary during the twelve months immediately preceding the termination of his employment, divided by twelve. If an Executive Officer who is receiving monthly installment payments dies within twelve months of his date of termination of employment, Nucor will continue to pay his estate the monthly payments only through the end of the first twelve months following termination of his employment. Nucor’s obligation to make the monthly installment payments to an Executive Officer terminates if the Executive Officer dies twelve or more months following termination of his employment.

The non-compete and non-solicitation agreements were first implemented in 1999 to protect Nucor from Executive Officers who left our employment to compete with Nucor and/or recruit Nucor employees. A number of senior employees had left to compete with Nucor. Since these agreements have been implemented, no Executive Officer has left Nucor other than to retire. The amount of the noncompetition benefit was increased when revised agreements were implemented in 2001 to an amount deemed by the Committee to discourage employees from leaving.

Severance Benefits

The following description of severance benefits apply to all Executive Officers other than Mr. Grass. Mr. Grass may receive severance pursuant to his Agreement as described above.

The Executive Officers are entitled to receive severance payments following termination of employment or their resignation, death or retirement under the Nucor Corporation Severance Plan for Senior Officers and General Managers. The amount of severance payments to be received by a particular Executive Officer or, in the case of his death while employed by Nucor, his estate, will depend upon his age at the time of his termination, resignation, retirement or death and his length of service with Nucor. If the Executive Officer is younger than age 55, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to the greater of (A) one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary or (B) the value of the total number of his unvested shares of Nucor common stock (including deferred shares) granted under the LTIP. If the Executive Officer is age 55 or older, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to one month of base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary.

Change in Control Benefits

Nucor provides Executive Officers, including Mr. Grass, the following benefits in the event of a change in control of the Company. The benefits do not result in executives receiving severance benefits in excess of three times their annual compensation or provide an excise tax gross up for any payments that would be considered excess parachute payments under Section 280G of the Internal Revenue Code.

•

Severance – If terminated within 24 months of a change in control, Executive Officers participating in the Company’s severance plan would receive a severance payment equal to a base amount multiplied by 3 in the case of the Chief Executive officer, 2.5 in the case of the Chief Operating Officer and the Chief Financial Officer, and 2 in the case of any other Executive Vice President. The base amount is the sum of the executive’s base salary plus the greater of target or the three-year average actual award under the AIP, plus the greater of target or the most recent award under the LTIP. The target awards under the AIP and the LTIP are equal to 50% of each plan’s maximum award payout. In addition, the executives participating in the Company’s severance plan would receive 36 months of medical, dental and life insurance continuation for the Chief Executive Officer, 30 months for the Chief Operating Officer and Chief Financial Officer and 24 months for all others.

•

Annual Incentive Plan – For the year in which a change in control occurs, the AIP award will be no less than an award equal to the greater of actual performance through the change in control or target performance, in each case prorated through the date of the executive’s termination of employment.

•

Long-Term Incentive Plan – The LTIP performance periods in progress on the date of the change in control will be terminated and awards will be paid based on a prorated basis through the date of the change in control in an amount equal to the greater of actual or target performance.

•	Acceleration of Unvested Equity – All unvested equity awards under the AIP and the LTIP, including deferred shares, and all outstanding unvested options and RSUs, will vest upon a change in control.

•

Restricted Stock Units – If terminated within 24 months of a change in control, executive officers would receive a payment equal to the sum of the value of the RSUs that would have been granted in the year of termination based on the prior year’s performance (if not granted prior to the date of termination) and the value of the RSUs that would normally be granted the following year for performance during the year of the Executive Officer’s termination.

•

Excess Parachute Payments – If any payments or benefits would be considered excess parachute payments under Section 280G of the Internal Revenue Code, the payments or benefits would be reduced to the Section 280G safe harbor amount if the reduction results in a larger net benefit to the Executive Officer. Executive Officers are responsible for taxes on all payments; no gross ups are provided.

Post Termination Payments Summary

The following is a summary of the severance and non-compete payments that would have been payable to the Executive Officers (other than Messrs. Parrish and Rutkowski who retired during 2010) if their employment had terminated on December 31, 2010.

Name of Executive Officer	Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (1)	Involuntary Not for Cause Termination	For Cause Termination	Disability	Death	Change In Control
Daniel R. DiMicco	Non-compete – cash	$5,376,000	$5,376,000	$5,376,000	$5,376,000	$5,376,000	$—	$5,376,000
	Severance – cash	1,875,185	1,875,185	1,875,185	—	1,875,185	1,875,185	8,113,305
	Vesting of restricted stock	—	4,427,091	—	—	4,427,091	4,427,091	4,427,091
	Vesting of stock options	—	—	—	—	—	—	578,225
	Restricted stock units – cash	—	—	—	—	—	—	1,000,000
	Pro-rata LTIP	—	—	—	—	—	—	429,962
	Benefits and perquisites	—	—	—	—	—	—	30,855

	Total	$7,251,185	$11,678,276	$7,251,185	$5,376,000	$11,678,276	$6,302,276	$19,955,438

James D. Frias	Non-compete – cash	$2,184,000	$—	$2,184,000	$2,184,000	$2,184,000	$—	$2,184,000
	Severance – cash	526,921	—	526,921	—	526,921	526,921	2,721,875
	Vesting of restricted stock	—	—	—	—	1,630,337	1,630,337	1,630,337
	Restricted stock units – cash	—	—	—	—	—	—	300,000
	Pro-rata LTIP	—	—	—	—	86,477	86,477	195,531
	Benefits and perquisites	—	—	—	—	—	—	25,712

	Total	$2,710,921	$—	$2,710,921	$2,184,000	$4,427,735	$2,243,735	$7,057,455

John J. Ferriola	Non-compete – cash	$2,922,528	$2,922,528	$2,922,528	$2,922,528	$2,922,528	$—	$2,922,528
	Severance – cash	720,102	720,102	720,102	—	720,102	720,102	3,675,496
	Vesting of restricted stock	—	1,518,582	—	—	1,518,582	1,518,582	1,518,582
	Restricted stock units – cash	—	—	—	—	—	—	300,000
	Pro-rata LTIP	—	—	—	—	—	—	233,736
	Benefits and perquisites	—	—	—	—	—	—	25,712

	Total	$3,642,630	$5,161,212	$3,642,630	$2,922,528	$5,161,212	$2,238,684	$8,676,054

Keith B. Grass	Non-compete – cash	$—	$—	$—	$—	$—	$—	$—
	Severance – cash	—	—	375,000	—	—	—	2,512,500
	Vesting of restricted stock	—	—	—	—	1,219,511	1,219,511	1,219,511
	Restricted stock units – cash	—	—	—	—	—	—	200,000
	Pro-rata LTIP	—	—	—	—	99,783	99,783	301,326
	Benefits and perquisites	—	—	—	—	—	—	19,836

	Total	$—	$—	$375,000	$—	$1,319,294	$1,319,294	$4,253,173

Hamilton Lott, Jr.	Non-compete – cash	$2,656,416	$2,656,416	$2,656,416	$2,656,416	$2,656,416	$—	$2,656,416
	Severance – cash	1,163,939	1,163,939	1,163,939	—	1,163,939	1,163,939	2,672,658
	Vesting of restricted stock	—	1,296,897	—	—	1,296,897	1,296,897	1,296,897
	Restricted stock units – cash	—	—	—	—	—	—	200,000
	Pro-rata LTIP	—	—	—	—	—	—	212,439
	Benefits and perquisites	—	—	—	—	—	—	20,570

	Total	$3,820,355	$5,117,252	$3,820,355	$2,656,416	$5,117,252	$2,460,836	$7,058,980

(1)	Messrs. Frias and Grass were not retirement-eligible as of December 31, 2010.

Summary Compensation Table

The table below describes the total compensation paid to our Executive Officers in 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(i)	(j)
Daniel R. DiMicco	2010	800,000	—	1,679,982		3,750,000	540,000	825	6,770,807
Chairman and Chief Executive Officer	2009	800,000	—	2,079,939		—	—	4,125	2,884,064
	2008	800,000	—	2,079,882		—	2,160,000	3,875	5,043,757

James D. Frias	2010	325,000	—	631,083		—	175,500	825	1,132,408
Chief Financial Officer, Treasurer and Executive Vice President

John J. Ferriola	2010	434,900	—	669,627		—	293,558	825	1,398,910
President and Chief Operating Officer (3)	2009	434,900	—	869,624		—	—	4,125	1,308,649
	2008	434,900	—	869,553		—	1,174,230	3,875	2,482,558

Keith B. Grass	2010	375,000	—	518,726		—	253,125	7,350	1,154,201
Executive Vice President	2009	375,000	—	735,368		—	—	7,350	1,117,718
	2008	312,500	100,000	1,372,886		—	1,012,500	15,333	2,813,219

Hamilton Lott, Jr.	2010	395,300	—	535,987		—	266,828	825	1,198,940
Executive Vice President	2009	395,300	—	752,623		—	—	4,125	1,152,048
	2008	395,300	—	752,641		—	1,067,310	3,875	2,219,126

D. Michael Parrish	2010	263,172	—	535,987	(4)	—	177,641	1,596,519	2,573,319
Former Executive Vice President	2009	395,300	—	752,623	(4)	—	—	4,125	1,152,048
	2008	395,300	—	752,641	(4)	—	1,067,310	3,875	2,219,126

Joesph A. Rutkowski	2010	63,898	—	336,020	(5)	—	43,131	1,804,525	2,247,574
Former Executive Vice President	2009	395,300	—	752,623	(5)	—	—	4,125	1,152,048
	2008	395,300	—	752,641	(5)	—	1,067,310	3,875	2,219,126

(1)	The amounts shown represent the grant date fair value of the shares or options awarded. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 15 of our Annual Report on Form 10-K.

(2)	For Executive Officers other than Messrs. Grass, Parrish and Rutkowski, the amount shown in the All Other Compensation column represents matching contributions to Nucor’s 401(k) retirement savings plan. For Mr. Grass, the amount shown in 2008 also includes company contributions to the DJJ defined contribution plan. For Mr. Parrish, who retired on August 31, 2010, the amount shown in 2010 also includes $1,152,958 of severance benefits pursuant to the Company’s severance plan and $442,736 earned under his non-compete and non-solicitation agreement. For Mr. Rutkowski, who retired on February 28, 2010, the amount shown in 2010 also includes $697,461 of severance benefits pursuant to the Company’s severance plan and $1,106,840 earned under his non-compete and non-solicitation agreement.

(3)	Mr. Ferriola was promoted from Chief Operating Officer of Steelmaking Operations to President and Chief Operating Officer on January 1, 2011.

(4)

Since Mr. Parrish retired on August 31, 2010, his actual LTIP earned will be based on actual performance for the performance period prorated for the time employed. For the LTIPs beginning in 2010, 2009 and 2008, he will receive 8/36ths, 20/36ths and 32/36ths, respectively, of what he would have earned had he been employed for the entire three-year performance periods.

(5)

Since Mr. Rutkowski retired on February 28, 2010, his actual LTIP earned will be based on actual performance for the performance period prorated for the time employed. For the LTIPs beginning in 2010, 2009 and 2008, he will receive 2/36ths, 14/36ths and 26/36ths, respectively, of what he would have earned had he been employed for the entire three-year performance periods.

Alternative Summary Compensation Table (based on what was earned each year)

The following table presents compensation earned by our CEO during 2010 as well as years 2006 through 2009. This table is not intended to replace the Summary Compensation Table above; however, the required format includes compensation that may possibly be earned but is not guaranteed. Executive Officer compensation at Nucor is highly leveraged, meaning that a significant portion of an executive’s potential compensation is variable compensation earned under incentive plans based on the performance of the Company and the value delivered to Nucor’s stockholders.

In 2010, our executives earned their base salary, the base amount of their RSUs, a portion of their AIP, a portion of their LTIP based on performance over the three-year period ending December 31, 2010 and the Company’s matching contribution to their 401(k) plan accounts. In addition, our CEO earned a portion of the stock option granted during the year. As expected, based on our 2010 performance, total compensation earned by our CEO increased over the prior year but remained significantly lower than the peak earned in 2006. Other Executive Officers experienced similar changes in compensation.

	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total ($)	Change from Prior Year	Change from 2006 Peak
Daniel R. DiMicco	2010	800,000	—	1,381,692	112,433	540,000	825	2,834,950	66%	-67%
Chairman and	2009	800,000	—	905,611	—	—	4,125	1,709,736	-67%	-80%
Chief Executive	2008	800,000	—	2,173,185	—	2,160,000	3,875	5,137,060	-23%	-39%
Officer	2007	755,000	—	3,904,910	—	2,010,188	2,786	6,672,884	-21%
	2006	725,000	—	5,743,558	—	2,011,875	2,704	8,483,137

(1)	Reconciliation of Stock Awards column:

	2006	2007	2008	2009	2010
RSUs (a)	1,400,000	1,400,000	1,400,000	400,000	1,000,000
LTIPs (b):
LTIP 2004 – 2006	2,716,342	—	—	—	—
LTIP 2005 – 2007	954,078	1,255,925	—	—	—
LTIP 2006 – 2008	673,138	785,450	248,224	—	—
LTIP 2007 – 2009	—	463,535	259,711	235,225	—
LTIP 2008 – 2010	—	—	265,250	270,386	168,771
LTIP 2009 – 2011 (c)	—	—	—	—	—
LTIP 2010 – 2012	—	—	—	—	212,921

	5,743,558	3,904,910	2,173,185	905,611	1,381,692

(a)	RSUs are granted each June 1 based on prior year ROE. Since ROE for 2010 was negative, only the base RSUs will be granted in 2011. None of the performance-based RSUs will be granted in June of 2011 based on 2010 performance.

(b)	Each LTIP is based on performance for the three-year period. If earnings for the three-year performance period is negative, no amount is earned.

(c)	There were no earnings through December 2010 for the 2009-2011 performance period; therefore, no shares have been earned.

(2)	Represents the in-the-money value (based on the December 31, 2010 closing stock price of $43.82) of options to purchase 241,935 shares at an exercise price of $41.43 amortized over the vesting period. The options were awarded on June 1, 2010 and become vested on June 1, 2013. These options were not vested or exercisable as of December 31, 2010.

Grants of Plan Based Awards Table

The table below presents the RSUs and stock options awarded June 1, 2010, the possible payouts under Nucor’s AIP for 2010 and LTIP for the performance periods beginning in 2010, and the actual award earned under the LTIP for the performance periods ending in 2010 for each Executive Officer.

Name	Grant Date	Committee Approval Date	Award Type		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)				(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Daniel R. DiMicco	6/1/10	5/13/10	RSP	(1)							23,228			999,965	(7)
			AIP	(2)	150,000	1,200,000	2,400,000
	1/1/10	12/2/09	LTIP	(3)				3,644	14,577	29,154				680,017	(8)
	1/1/08	12/5/07	LTIP	(4)							16,075			704,407	(9)
	6/1/10	5/13/10	OPT	(5)								241,935	41.43	3,750,000	(10)

James D. Frias	6/1/10	5/13/10	RSP	(1)							6,968			299,972	(7)
			AIP	(2)	60,938	487,500	975,000
	3/10/11	12/2/09	AIP	(6)							1,217			54,850	(11)
	1/1/10	12/2/09	LTIP	(3)				1,481	5,922	11,844				276,261	(8)
	1/1/08	12/5/07	LTIP	(4)							4,077			178,654	(9)

John J. Ferriola	6/1/10	5/13/10	RSP	(1)							6,968			299,972	(7)
			AIP	(2)	81,544	652,350	1,304,700
	1/1/10	12/2/09	LTIP	(3)				1,981	7,924	15,848				369,655	(8)
	1/1/08	12/5/07	LTIP	(4)							8,739			382,943	(9)

Keith B. Grass	6/1/10	5/13/10	RSP	(1)							4,645			199,967	(7)
			AIP	(2)	70,313	562,500	1,125,000
	1/1/10	12/2/09	LTIP	(3)				1,708	6,833	13,666				318,759	(8)
	1/1/08	12/5/07	LTIP	(4)							7,116			311,823	(9)

Hamilton Lott, Jr.	6/1/10	5/13/10	RSP	(1)							4,645			199,967	(7)
			AIP	(2)	74,119	592,950	1,185,900
	1/1/10	12/2/09	LTIP	(3)				1,801	7,203	14,406				336,020	(8)
	1/1/08	12/5/07	LTIP	(4)							7,943			348,062	(9)

D. Michael Parrish	6/1/10	5/13/10	RSP	(1)							4,645			199,967	(7)
			AIP	(2)	74,119	592,950	1,185,900
	1/1/10	12/2/09	LTIP	(3)				1,801	7,203	14,406				336,020	(8)
	1/1/08	12/5/07	LTIP	(4)							7,060			309,369	(9)

Joseph A. Rutkowski			AIP	(2)	74,119	592,950	1,185,900
	1/1/10	12/2/09	LTIP	(3)				1,801	7,203	14,406				336,020	(8)
	1/1/08	12/5/07	LTIP	(4)							5,736			251,352	(9)

(1)	Represents restricted stock units awarded June 1, 2010 under the 2010 Stock Option and Award Plan (“RSP”).

(2)	The Executive Officers were eligible to earn a range of performance-based payments under the AIP for the Company’s performance during 2010. The threshold and maximum amounts shown are equal to 18.75% and 300%, respectively, of each Executive Officer’s base salary. While the AIP does not have a stated target amount, the Committee uses 150% as the target for its compensation decisions.

(3)	Represents the range of performance-based awards that may be earned under the LTIP for the 2010-2012 performance period. The awards, if any, will be made in March 2013. The grant date fair value is calculated by multiplying the fair market value of Nucor stock on the grant date by the target number of shares.

(4)	Represents the award earned under the LTIP for the 2008-2010 performance period. The awards were paid in March 2011.

(5)	Represents stock options awarded June 1, 2010 under the 2010 Stock Option and Award Plan.

(6)	Represents common stock units deferred under the 2010 AIP. The awards were paid in March 2011.

(7)	The awards have been valued using the May 28, 2010 closing stock price of $43.05.

(8)	The awards have been valued using the December 31, 2009 closing stock price of $46.65.

(9)	The awards have been valued using the December 31, 2010 closing stock price of $43.82.

(10)	The awards have been valued using a Black-Scholes value of $15.50.

(11)	The awards have been valued using the March 10, 2011 closing stock price of $45.07.

Non-Equity Incentive Plan Awards

Under the AIP, a senior officer, including all Executive Officers, may earn a non-equity incentive award for each fiscal year of up to a total of 300% of the senior officer’s base salary. For a description of the AIP, please refer to “Annual Incentives” section of the CD&A. While the AIP has no stated target, for planning purposes including compensation benchmarking, the Committee considers target to be 50% of the maximum.

Equity Incentive Plan Awards

Restricted Stock Units (“RSUs”)

Each year, on or about June 1, participants are granted a threshold or base amount of RSUs. An additional amount of restricted stock units may be granted based on Nucor’s ROE for the prior year. The base award vests annually over the three-year period following the date of grant. The ROE-based award vests at retirement. In 2009, Nucor’s ROE did not meet threshold; therefore, only the base award was made. The RSUs were granted on June 1, 2010 and are reported in column (i).

Stock Options

In order to address the CEO’s below market compensation position, the Compensation Committee granted the CEO options to purchase 241,935 shares of Nucor at an exercise price of $41.43. The options become vested and exercisable on June 1, 2013, subject to the CEO’s continued employment through that date.

Long Term Incentive Plan (“LTIP”)

The range of potential grants for the performance period January 1, 2010 through December 31, 2012 is reported in columns (f), (g) and (h). The Company pays one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock. The number of shares is determined at the beginning of the performance period. For a description of the LTIP, please refer to “Long-Term Incentives” section of the CD&A.

The LTIP payout for the 2008-2010 performance period is reported in columns (i) and (l). Actual performance for the LTIP performance period ending December 31, 2009 resulted in cash payments and awards of restricted shares on March 10, 2010 as follows:

	Shares Issued (#)	Cash Paid ($)
Daniel R. DiMicco	10,273	479,243
James D. Frias	2,692	125,619
John J. Ferriola	5,248	244,827
Keith B. Grass	3,700	232,077
Hamilton Lott, Jr.	5,248	244,827
D. Michael Parrish	5,248	244,827
Joseph A. Rutkowski	5,248	244,827

One-third of the restricted shares issued on March 10, 2010 will become vested upon each of the first three anniversaries of the issuance date, or upon the senior officer’s attainment of age 55, death or disability while employed by Nucor. These shares were granted at the beginning of the performance period, January 1, 2007, and are therefore not reported in the Grants of Plan Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End Table

The table below shows the equity holdings for each Executive Officer on December 31, 2010.

Prior to 2006, stock option awards were granted to all key employees, including Executive Officers, under Nucor’s Incentive Stock Option Plans. All outstanding options under the Incentive Stock Option Plans other than the 2010 grant to the CEO, are currently exercisable and expire seven years after the grant date. The 2010 CEO grant has a term of ten years and vests three years from grant.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)		(j)
Daniel R. DiMicco	20,790			28.86	8/31/12	101,029	(1)	4,427,091	14,576	(2)	638,720
	19,524			30.73	2/29/12

	40,314

		241,935	(3)	41.43	5/31/20

James D. Frias						25,631	(4)	1,123,150	5,922	(2)	259,502
						2,248	(5)	98,507

John J. Ferriola	8,662			28.86	8/31/12	34,655	(6)	1,518,582	7,924	(2)	347,230
	8,134			30.73	2/29/12
	12,700			19.68	8/31/11

	29,496

Keith B. Grass						18,329	(7)	803,177	6,833	(2)	299,422

Hamilton Lott, Jr.	5,198			28.86	8/31/12	29,596	(8)	1,296,897	7,202	(2)	315,592
	8,134			30.73	2/29/12
	7,620			19.68	8/31/11

	20,952

D. Michael Parrish									1,600	(2)	70,112

Joseph A. Rukowski									400	(2)	17,528

(1)	Represents RSUs vesting as follows: 12,561 units vesting on June 1, 2011; 10,780 units vesting on June 1, 2012; 7,743 units vesting on June 1, 2013; and 69,945 units vesting upon Mr. DiMicco’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(2)	Represents the expected number of restricted shares earned under the LTIP for the 2010-2012 performance period valued using the December 31, 2010 closing stock price. The expected number of restricted shares earned has been calculated based on performance through December 31, 2010.

(3)	Represents stock options vesting on June 1, 2013.

(4)	Represents RSUs vesting as follows: 3,073 units vesting on June 1, 2011; 2,796 units vesting on June 1, 2012; 2,323 units vesting on June 1, 2013; and 17,439 units vesting upon Mr. Frias’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(5)	Represents shares deferred under the AIP vesting on October 6, 2011.

(6)	Represents RSUs vesting as follows: 3,527 units vesting on June 1, 2011; 3,082 units vesting on June 1, 2012; 2,323 units vesting on June 1, 2013; and 25,723 units vesting upon Mr. Ferriola’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(7)	Represents RSUs vesting as follows: 2,552 units vesting on June 1, 2011; 2,181 units vesting on June 1, 2012; 1,549 units vesting on June 1, 2013; and 12,047 units vesting upon Mr. Grass’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(8)	Represents RSUs vesting as follows: 2,552 units vesting on June 1, 2011; 2,181 units vesting on June 1, 2012; 1,549 units vesting on June 1, 2013; and 23,314 units vesting upon Mr. Lott’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(9)	The awards have been valued using the December 31, 2010 closing price of $43.82.

Options Exercised and Stock Vested Table

The table below presents the stock options exercised by each Executive Officer in 2010. Stock awards vesting in 2010 are comprised of restricted stock granted under the LTIP for the performance periods ending on December 31, 2006, December 31, 2007, December 31, 2008 and December 31, 2009 and restricted stock units issued in 2007, 2008 and 2009. Under the LTIP, awards vest over a three-year period unless the executive is age 55 or older, dies or becomes disabled. In 2010, Messrs. DiMicco, Ferriola, Lott, Parrish and Rutkowski were over the age of 55 and became fully vested upon grant in the restricted shares awarded for the three-year performance period ending December 31, 2009.

Name of Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Daniel R. DiMicco	—	—	17,065	752,831
James D. Frias	—	—	5,233	232,669
John J. Ferriola	34,928	932,318	6,863	304,741
Keith B. Grass	—	—	2,124	93,422
Hamilton Lott, Jr.	—	—	6,662	296,088
D. Michael Parrish	—	—	36,258	1,381,077
Joseph A. Rutkowski	7,620	200,251	31,613	1,326,726

Nonqualified Deferred Compensation Table

The table below presents information about the amounts deferred by the Executive Officers under the AIP. Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
James D. Frias	—	—	(31,808)	—	492,524

(1)	Represents the decrease in the value of the units due to the change in stock price from $46.65 at December 31, 2009 to $43.82 at December 31, 2010.

(2)	Represents 11,240 deferred units valued at the December 31, 2010 closing stock price of $43.82.

REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Victoria F. Haynes, Chairman

Peter C. Browning

Clayton C. Daley, Jr.

Harvey B. Gantt

James D. Hlavacek

Bernard L. Kasriel

Christopher J. Kearney

John H. Walker

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding shares of Nucor’s common stock that may be issued under Nucor’s equity compensation plans as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by stockholders (1)	3,110,676	(2)	$29.28	16,377,324	(4)
Equity compensation plans not approved by stockholders (5)	23,366		$23.27	—	(6)

	3,134,042		$29.14	16,377,324

(1)	Includes the AIP, the LTIP, the 1997 Key Employees Incentive Stock Option Plan (the “1997 Plan”), the 2003 Key Employees Incentive Stock Option Plan (the “2003 Plan”), the 2005 Stock Option and Award Plan (the “2005 Plan”) and the 2010 Stock Option and Award Plan (the “2010 Plan”). The 2010 Plan was approved by Nucor’s stockholders at the 2010 annual meeting. The 2010 Plan, which replaced and superseded the 2005 Plan, provides that any awards made under the 2005 Plan prior to the 2010 annual meeting remain outstanding in accordance with their terms.

(2)	Includes 74,182 deferred stock units awarded and outstanding under the AIP; 294,376 deferred stock units awarded and outstanding under the LTIP; 217,468 stock options awarded and outstanding under the 1997 Plan; a total of 499,910 stock options awarded and outstanding under the 2005 Plan and the 2003 Plan; 241,935 stock options awarded and outstanding under the 2010 Plan; 1,334,503 RSUs awarded and outstanding under the 2005 Plan; and 448,302 RSUs awarded and outstanding under the 2010 Plan.

(3)	Weighted average exercise price of awarded and outstanding options; excludes deferred stock units and RSUs.

(4)	Represents 1,600,083 shares available under the AIP and LTIP, no shares available under the 1997 Plan, the 2003 Plan or the 2005 Plan and 14,777,241 shares available under the 2010 Plan.

(5)	Represents outstanding stock options awarded before the 2005 annual meeting under the 2001 Non-Employee Director Plan.

(6)	No additional options will be awarded under the 2001 Non-Employee Director Plan.

Material Features of Equity Compensation Plan Not Approved by Stockholders

Non-Employee Director Plan.    Prior to 2006, directors who were not employees were granted options semi-annually. The exercise price of the options is equal to the market value of Nucor common stock on the date of grant. The options became exercisable six months after the grant date and expire seven years after the grant date.

No options have been awarded under this Plan since March 2005, and no additional options will be awarded under this Plan.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Nucor’s Board of Directors recommends a vote in favor of a THREE-YEAR frequency.

In accordance with Section 14A of the Exchange Act, Nucor seeks your input as a stockholder regarding the frequency of future stockholder advisory votes on our executive compensation programs. In voting on this proposal, you will be asked to select from the following four choices on the proxy card: whether the advisory vote on executive compensation should occur every one, two or three years, or to abstain from voting on the matter. For the reasons explained below, Nucor’s Board of Directors recommends that you vote for a three-year frequency.

The option of one year, two years or three years that receives the highest number of votes cast will be considered to be the frequency for the advisory vote on executive compensation that has been selected by the stockholders. The Board of Directors will consider the stockholder vote when determining how often an advisory vote on executive compensation will be requested from Nucor’s stockholders. Because this vote is advisory only, and not binding on the Board of Directors, the Board may decide that it is in the best interests of stockholders and Nucor to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

We believe that holding an advisory vote on executive compensation at three-year intervals will provide a number of advantages for Nucor. One advantage is that a triennial evaluation period aligns most closely with the long-term focus of Nucor’s incentive compensation plans, enabling a more complete evaluation of the relationship between Nucor’s executive compensation practices and its long-term business strategies and performance. As discussed in the Compensation Discussion and Analysis section of this proxy statement, the compensation for Nucor’s executive officers is composed of a relatively low base salary coupled with more substantial short and long-term incentive compensation that is based upon the attainment by the Company of specified performance benchmarks. This compensation structure is designed to be responsive to Nucor’s performance over a multi-year business cycle and, as such, is most appropriately evaluated over a multi-year period. As the Long-Term Incentive Plan approved by stockholders in 2008 utilizes a three-year performance measurement period, we believe that a three-year interval is the most appropriate interval in which to evaluate the effectiveness of Nucor’s executive compensation programs. Such a multi-year approach is also consistent with Nucor’s historic practice of seeking stockholder approval of incentive pay programs every five years.

While a three-year interval permits stockholders to evaluate the performance of Nucor’s compensation plans over a more complete performance period, such an interval also gives Nucor’s Board of Directors time to understand and respond to stockholders’ concerns as expressed in the advisory vote. In particular, because the compensation available to our executive officers is primarily incentive-based and awarded pursuant to stockholder-adopted plans, legal and regulatory restrictions may require a multi-year and multi-step process to implement meaningful changes to our executive compensation practices. For example, because tax rules require the adoption of incentive compensation plans for any particular fiscal year within 90 days of the beginning of Nucor’s fiscal year, incentive plans for any particular fiscal year must already be in place prior to our annual stockholders meeting in May of such year. Furthermore, most modifications to Nucor’s incentive compensation plans would require a vote of stockholders prior to the implementation of the plan modifications. As a result, incentive plan modifications may not be fully implemented until the second year following the initial advisory vote, and stockholders may not have a full year of plan performance to evaluate until the third year following the initial vote. As such, we believe that it is important to allow sufficient time between advisory votes for Nucor to dialogue with stockholders and implement changes to executive compensation policies.

For all of these reasons, Nucor’s Board of Directors recommends that an advisory vote on executive compensation be held once every THREE YEARS. Unless otherwise specified, proxies will be voted in favor of the option of every THREE YEARS as the frequency of the advisory vote on executive compensation.

PROPOSAL 5

STOCKHOLDER PROPOSAL

We have been notified that the United Brotherhood of Carpenters Pension Fund (the “Union”) intends to present the proposal set forth below for consideration at the Annual Meeting. The address and number of the Company’s shares held by the Union will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

Nucor’s Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

Director Election Majority Vote Standard Proposal

Resolved:    That the shareholders of Nucor Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:    Nucor’s Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. Under the company’s current plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

Over the past five years, a significant majority of companies in the S&P 500 Index has adopted a majority vote standard in company bylaws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. However, Nucor has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

Nucor’s Board of Directors has not acted to establish a majority vote standard, retaining its plurality vote standard, despite the fact that many of its self-identified peer companies including 3M Company, Praxair, Raytheon, Alcoa, Cummins, Deere & Co E.I. DuPont, Eaton and General Dynamics have adopted majority voting. The Board should take this critical first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to fashion its director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors at Nucor, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream of major U.S. companies and establish a majority vote standard.

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s Board of Directors recommends a vote AGAINST this proposal. The Union presented substantially similar proposals at each of the last five annual meetings of Nucor stockholders, and on each occasion Nucor’s stockholders defeated the proposal. Despite the clear opposition of Nucor’s stockholders to the proposal each year that it has been presented, the Union has submitted its proposal again this year.

The Board believes that the consistency of our stockholders’ vote strongly suggests that Nucor’s stockholders do not support changing the standard for electing directors from plurality to majority. Notably, the percentage of votes cast in favor of this proposal at Nucor’s 2010 annual meeting of stockholders was the lowest favorable percentage of all five occasions on which the proposal was considered and was a greater than five percentage point decrease from the favorable vote at the prior year’s annual meeting.

Just as our stockholders have consistently opposed this proposal, we continue to believe that Nucor’s current director election policies are in the best interests of our stockholders and do not need to be changed. In fact, our current director election policies produce a result that is substantially similar to what would be produced under the proposal’s majority vote standard while avoiding the problems associated with adopting a majority vote standard. We ask our stockholders once again to recognize the benefits of Nucor’s current director election policies and to reject this proposal.

Nucor has already implemented policies that address the substance of the Union’s concerns about giving stockholders a meaningful role in the director election process. Nucor’s Corporate Governance Principle increases director accountability and substantially replicates the results that would be achieved by using majority voting but does so without the risks associated with adopting a majority voting standard. Our Governance Principle, which is set forth elsewhere in this proxy statement under the heading “Election of Directors,” provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. As the Union acknowledges, our Governance Principle gives the Board of Directors appropriate flexibility to deal with the complex issue of how to respond if a Nucor director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election.

In addition to the instability that would be caused if a “failed” election left one or more seats vacant on the Board of Directors, the majority vote standard suffers from uncertainty resulting from relative inexperience in applying the standard to the election of directors. In 2006, Task Force of the American Bar Association Committee on Corporate Law studied the benefits and detriments associated with a majority vote standard for the election of directors, and decided not to recommend a majority voting standard for directors, stating:

“The Committee believes that it is not advisable to alter the existing plurality default rule. Although the Committee is mindful of the criticisms of plurality voting, the Committee is currently persuaded that the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule.”

Retaining the plurality vote standard, which is used by numerous public companies in the United States, is also particularly advisable in Nucor’s case because its stockholders, unlike the stockholders of most public companies, have the right to express their preferences by cumulating their votes. Cumulative voting uniquely enhances the voting power of minority stockholders by allowing stockholders to cast all of their available votes in director elections for a single director nominee. The Nucor Governance Principle, unlike the proposal, has the benefit of not interfering with cumulative voting in director elections. While the rules governing director elections are well understood when cumulative voting rights are exercised under a plurality vote standard, cumulative voting under a majority vote standard presents technical and legal issues for which there is no precedent. These difficulties have led the American Bar Association Committee on Corporate Laws and a wide range of commentators to conclude that majority voting should not apply to public companies that allow cumulative voting. While such commentators recommend against the concurrent use of majority voting and cumulative voting, the states of Washington and California actually restrict or prohibit a public company from adopting a majority vote standard if that company also permits cumulative voting. If this majority voting proposal is approved by stockholders, Nucor may need to eliminate the right of stockholders to cumulate their votes in director elections. We believe that such a change would be detrimental to the ability of Nucor’s minority stockholders to have their voice heard in director elections.

For the foregoing reasons, your Board recommends a vote AGAINST this proposal.

PROPOSAL 6

STOCKHOLDER PROPOSAL

We have been notified that the American Federation of Labor and Congress of Industrial Organizations (the “Proponent”) intends to present the proposal set forth below for consideration at the annual meeting. The address and number of the Company’s shares held by the Proponent will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

The Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

RESOLVED: That stockholders of Nucor Corporation (the “Company”), urge the Board of Directors (the “Board”) to take the steps necessary to modify the Company’s Corporate Governance Principles to require that an independent director, who has not previously served as an executive officer of the Company, be its Chairman.

The policy should be implemented so as not to violate any contractual obligations. The policy should also specify the process for selecting a new independent Chairman if the current Chairman ceases to be independent between annual meetings of shareholders; or if no independent director is available and willing to serve as Chairman.

Supporting Statement

We believe it is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management in directing the Company’s business and affairs. In our opinion, the designation of a lead independent director is not an adequate substitution for an independent board chairman.

Company Chairman and CEO Daniel DiMicco has served as Chairman and CEO since May 11, 2006. During the four and a half years after the Board combined these two positions, our Company’s stock price has fallen approximately 25 percent. We believe that our Company could have benefited from having an independent director rather than Mr. DiMicco serve as Chairman during this period.

The Chairmen’s Forum, an organization of non-executive board chairmen, has called on North American public companies to voluntarily adopt independent chairmanship as the default model. An independent chairman “curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and the CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Millstein Center for Corporate Governance and Performance, Yale School of Management, Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009).

In our view, when the CEO serves as Chairman, this arrangement may hinder the ability of the Board of Directors to monitor the CEO’s performance and to provide the CEO with objective feedback and guidance. Andrew Grove, former chairman and CEO of Intel Corporation, recognized this when he stated: “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?” (Business Week, November 11, 2002.)

We believe an independent Chairman can enhance investor confidence in our Company and strengthen the independent leadership of the Board.

We urge you to vote FOR this resolution.

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s Board of Directors has carefully considered this proposal, and although we are committed to the highest standards of corporate governance, including Board independence, we believe that adopting the proposal is unnecessary and would not be in the best interests of the Company or its stockholders. The Board therefore recommends that you vote AGAINST this proposal.

We believe that, rather than adopting a “one-size-fits-all” approach, it is in the best interests of Nucor and its stockholders for the Board of Directors to have the flexibility to determine the appropriate leadership structure of the Board and the Company based on the specific needs and challenges facing the Company at any point in time. The members of the Board are in the best position to make this determination based upon their knowledge of the Company and the Board’s structure and composition and an understanding of the leadership structure of the Company. We believe that adopting the proposed policy mandating an independent Chairman of the Board would only serve to restrict the Board’s ability to select the director best suited to serve as Chairman. This is not an academic discussion for your Board because we previously separated the roles of Chairman and CEO for a number of years, but in 2006 decided to again combine these roles and eliminate the position of Non-Executive Chairman. At this time, we believe that the appropriate governance structure is to have Mr. DiMicco continue to serve as both Chairman and CEO and to appoint an independent Lead Director. On an ongoing basis, the Board will evaluate the Company’s leadership structure and consider whether any changes to that structure are appropriate and in the best interests of the Company and its stockholders.

Notwithstanding the Proponent’s preference for a mandated separate Chairman and CEO, the Company’s current leadership structure is in line with the majority of S&P 500 companies. Specifically, the 2010 Spencer Stuart U.S. Board Index (released October 2010 and available at www.spencerstuart.com) (the “2010 Index”) noted that 60% of S&P 500 companies have combined the positions of Chairman and CEO. Moreover, the 2010 Index found that only 19% of S&P 500 companies have a Chairman who is considered independent. Furthermore, according to the 2010 Index, only six S&P 500 companies (Assurant, Boston Scientific, CIGNA, CONSOL Energy, CME Group and Intel) have adopted an explicit policy, such as the Proponent is requesting, to formally separate the Chairman and CEO roles. The remaining 494 companies reported using a case-by-case approach. These statistical findings support the Board’s belief that there is no “one-size-fits-all” approach to Board leadership.

While the Board does not believe that separation of the roles of Chairman and CEO is necessary for effective board leadership, we do acknowledge the importance of independent oversight of management. Accordingly, the Company’s Corporate Governance Principles provide for an independent Lead Director to be elected annually by the independent directors whenever the Chairman of the Board is a member of management. At its regularly scheduled meeting in February of this year, the Board adopted amendments to the Company’s Corporate Governance Principles to further strengthen the duties and responsibilities of the Lead Director. The role of our Lead Director closely parallels the role of an independent Chairman. Specifically, Nucor’s Corporate Governance Principles provide that the Lead Director will:

•	provide leadership to the Board of Directors;

•	chair Board meetings in the absence of the Chairman;

•	organize, set the agenda for and lead executive sessions of the non-employee directors without the attendance of management;

•	serve as a liaison between the Chairman and the independent directors;

•	consult with the Chairman and the Secretary of the Company to approve the agenda for each Board meeting and the information that shall be provided to the directors for each scheduled meeting;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	meet with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions;

•	have the authority to call meetings of the independent directors; and

•	be available for consultation and direct communication with major stockholders.

The non-management directors, all of whom are independent, meet in executive session presided over by the Lead Director prior to or after each quarterly Board meeting at regularly scheduled executive sessions and as necessary prior to or after other Board meetings. We believe that the existence of an empowered independent Lead Director, coupled with these regular executive sessions of the non-management directors, supports strong corporate governance principles, manages effectively the relationship between the Board and the CEO, and allows the Board to fulfill its fiduciary responsibilities to stockholders.

Moreover, the Company’s current Lead Director, Peter C. Browning, who has served in that position since May 2006, also serves as Chairman of the Governance and Nominating Committee of Nucor’s Board of Directors, which is comprised entirely of independent directors. In addition, Mr. Browning previously served as Non-Executive Chairman of Nucor’s Board from September 2000 until May 2006. Consequently, the Company’s current corporate governance structure benefits not only generally from an empowered Lead Director, but also specifically from the knowledge and leadership experience that its current Lead Director gained while serving as the Non-Executive Chairman of Nucor’s Board for over five years.

We believe that mandating a separation of the positions of Chairman and CEO would weaken our leadership structure without providing any added benefit beyond that already achieved by having a Lead Director with the broad scope of duties and responsibilities described above. Combining the roles of Chairman and CEO makes clear that the Chairman/CEO is responsible for managing the Company’s business, under the oversight and review of the Board. This structure also enables the CEO to act as a bridge between management and the Board, ensuring that both groups act with a common purpose. We believe that separating the Chairman and CEO positions would increase the potential for confusion in the management of the Company’s business and duplication of efforts by the individuals serving as Chairman and CEO as well as weaken the Company’s ability to develop and implement strategy. In contrast, we believe that the Company’s current leadership structure with the combined Chairman/CEO leadership role and an independent Lead Director strengthens the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors while at the same time ensuring that the appropriate level of independent oversight is applied to all Board decisions.

In addition to having an independent Lead Director, Nucor’s Board and committee composition ensures independence and protects against too much power being placed with the Chairman and CEO. Currently, eight out of ten members of the Board and each member of the Company’s three standing committees, the Audit Committee, the Compensation and Executive Development Committee, and the Governance and Nominating Committee, meet the independence requirements of the New York Stock Exchange and the Company’s Categorical Standards for determining director independence (a copy of which is included in this proxy statement in the section entitled “Corporate Governance and Board of Directors”). This means that oversight of critical issues such as the integrity of the Company’s financial statements, the efficacy of the Company’s enterprise risk management program, the compensation of executive management, and the development and implementation of the Company’s corporate governance policies and structures is entrusted to independent directors. Further, the Compensation and Executive Development Committee conducts an annual performance review of the Chairman and CEO and, based upon this review, determines the CEO’s annual compensation, including salary, bonus, and other incentive and equity compensation, which it forwards to the Board for ratification by the independent directors.

The Governance and Nominating Committee of Nucor’s Board of Directors regularly monitors developments in the area of corporate governance “best practices” and periodically reviews and recommends to the Board modifications to the Company’s governance documents. For example, in response to corporate governance trends and the favorable vote on a stockholder proposal submitted for inclusion at the Company’s 2009 annual meeting, the Board adopted and recommended for stockholder approval at last year’s annual meeting, amendments to the Company’s Restated Certificate of Incorporation to eliminate the Company’s classified Board structure and provide for the annual election of all directors.

Given the Company’s highly independent Board structure, particularly the role of the independent Lead Director, and the Company’s other strong corporate governance practices, we believe that adopting a policy of separating the roles of Chairman and CEO would weaken our leadership structure and limit the Board’s ability to exercise its business judgment and select the individual best suited to serve as Chairman without strengthening the Board’s independence or oversight functions. Accordingly, we do not believe that implementing the proposal would be in the best interest of the Company or its stockholders.

For the foregoing reasons, your Board recommends a vote AGAINST this proposal.

OTHER MATTERS

Discretionary Voting by Proxy Holders

Nucor’s Board of Directors does not intend to present any matters at the 2011 annual meeting of stockholders other than as set forth above and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment, the matter may be excluded by Nucor as untimely or the persons named in the enclosed proxy may vote such proxy on the matter according to their best judgment.

Stockholder Proposals

Any stockholder proposal intended to be included in Nucor’s proxy statement for its 2012 annual meeting of stockholders must be received by Nucor not later than November 25, 2011. Any stockholder proposal intended to be presented at the 2012 annual meeting of stockholders, but that will not be included in the proxy statement, must be received by Nucor not less than 120 days nor more than 150 days before the first anniversary of the date Nucor began mailing its proxy materials for the 2011 annual meeting of stockholders. As a result, any proposals received earlier than October 26, 2011 or later than November 25, 2011 may be excluded from the meeting. Proposals should be addressed to the attention of A. Rae Eagle, Corporate Secretary, at our executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211 or faxed to her attention at (704) 943-7207.

Solicitation and Expenses

Nucor will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the proxy statement, the proxy and any additional soliciting materials sent by Nucor to stockholders. Nucor has retained the services of Georgeson Inc. to assist in the solicitation of proxies from the Company’s stockholders. The fees to be paid to Georgeson by the Company for these services are not expected to exceed $10,000, plus reasonable out-of-pocket expenses. Further, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of Nucor may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation.

Delivery of Proxy Statements

As permitted by the Securities Exchange Act of 1934, as amended (the “1934 Act”), only one copy of the proxy statement and annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy statement and annual report.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to Nucor’s Corporate Secretary at our executive offices.

Stockholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact Nucor’s Corporate Secretary at our executive offices to request that only a single copy of the proxy statement and annual report be mailed in the future.

Miscellaneous

The information referred to in this proxy statement under the captions “Report of the Compensation and Executive Development Committee” and “Report of the Audit Committee” (to the extent permitted under the 1934 Act) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Nucor under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

By order of the Board of Directors,

Daniel R. DiMicco

Chairman and

Chief Executive Officer

March 23, 2011

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

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PROXY

1915 Rexford Road, Charlotte, North Carolina 28211

Phone (704) 366-7000         Fax (704) 362-4208

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

Proxy solicited on behalf of the Board of Directors of Nucor Corporation for the 2011 annual meeting of stockholders, to be held at 10:00 a.m. on Thursday, May 12, 2011, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina.

Daniel R. DiMicco and James D. Frias, or either of them, with power of substitution, are appointed proxies to vote all shares of the undersigned at the 2011 annual meeting of stockholders, and any adjournment or postponement, on the following proposals, as set forth in the proxy statement:

1.	Election of three directors to a term of two years
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2011
3.	Advisory vote on executive compensation
4.	Advisory vote on the frequency of future advisory votes on executive compensation
5.	Stockholder proposal regarding majority vote
6.	Stockholder proposal regarding independent chairman
7.	Other business as may properly come before the meeting

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted FOR the election of all nominees for director listed on the reverse side, FOR proposals 2 and 3, in favor of 3 YEARS on proposal 4, AGAINST proposals 5 and 6 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting and any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

PLEASE SIGN AND DATE ON THE OTHER SIDE
14475

ANNUAL MEETING OF STOCKHOLDERS OF

May 12, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at https://materials.proxyvote.com/670346
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20303030400330000000 6	051211

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the three nominees as directors

☐	FOR ALL NOMINEES	NOMINEES: o Peter C. Browning o Victoria F. Haynes
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o Christopher J. Kearney

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:    To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 3 times the number of shares of Common Stock you owned on March 14, 2011. All your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name of the nominee (s) for whom you are voting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Nucor’s Board of Directors recommends a vote FOR proposals 2 and 3.
			FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2011		☐	☐	☐
3.	Advisory vote on executive compensation		☐	☐	☐
Nucor’s Board of Directors recommends a vote in favor of 3 YEARS on proposal 4.
		3 years	2 years	1 year	ABSTAIN
4.	Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐
Nucor’s Board of Directors recommends a vote AGAINST proposals 5 and 6.
			FOR	AGAINST	ABSTAIN
5.	Stockholder proposal regarding majority vote		☐	☐	☐
6.	Stockholder proposal regarding independent chairman		☐	☐	☐
7.	In their discretion, the holder of this proxy is authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement thereof

This proxy will be voted FOR the election of all nominees for director unless authority is withheld. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. This proxy will be voted FOR proposals 2 and 3, in favor of 3 YEARS on proposal 4 and AGAINST proposals 5 and 6 unless otherwise indicated. If you wish to follow the recommendation of Nucor’s Board of Directors, it is not necessary to check any of the boxes.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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